SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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NETSCOUT SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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July 24, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of NetScout Systems, Inc. on Tuesday, September 9, 2014 at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts.

At the Annual Meeting, you will be asked to:

1.	elect one director nominated by our Board,

2.	ratify the selection of PricewaterhouseCoopers LLP as auditors for the fiscal year ending March 31, 2015, and

3.	approve, on an advisory basis, the compensation of our named executive officers.

The accompanying proxy statement describes these matters in more detail.

It is important that your shares be voted whether or not you attend the meeting. If you received a proxy card or voting instruction form, please complete the proxy card or voting instruction form promptly. If your shares are held in a bank or brokerage account, you may be eligible to vote electronically or by telephone—please refer to your vote instruction form for instructions. If you attend the meeting, you may vote in person even if you have previously returned your vote in accordance with the foregoing. Your prompt cooperation will be appreciated.

Very truly yours,

Anil K. Singhal

Chairman, President, and Chief Executive Officer

NETSCOUT SYSTEMS, INC.

310 Littleton Road

Westford, MA 01886

NOTICE OF THE 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 9, 2014

To the Stockholders of NetScout Systems, Inc.:

The Annual Meeting of Stockholders of NetScout Systems, Inc. will be held on Tuesday, September 9, 2014, at 10:00 a.m. at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts 01886, for the following purposes:

1.	To elect one Class III director nominated by our Board to serve for a three year term or until his successor is elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015.

3.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement, in accordance with Securities and Exchange Commission rules.

4.	To consider other business properly brought before the meeting or any adjournment.

Stockholders of record at the close of business on July 11, 2014, the Record Date for determining stockholders entitled to vote at the annual meeting, will be entitled to vote at the meeting and any adjournments.

To provide faster access, minimize cost, and reduce waste, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of this proxy statement and our Annual Report to Stockholders for the fiscal year ended March 31, 2014, or the 2014 Annual Report. Stockholders who have requested a paper copy of our proxy materials will continue to receive them by mail. The Notice contains instructions on how to access those documents over the internet and how to request a paper copy of this proxy statement, our 2014 Annual Report, and a form of proxy card or voting instruction card.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting you are urged to complete, sign, date, and return the proxy card mailed or made available to you so that your shares can be voted at the Annual Meeting in accordance with your instructions. If your shares are held in a bank or brokerage account, you may be eligible to vote electronically or by phone—please refer to your enclosed vote instruction form. If you attend the meeting, you may vote in person even if you have previously returned your vote in accordance with the foregoing.

Notice regarding the availability of proxy materials for the Annual Meeting to be held on September 9, 2014. This proxy statement, the proxy card, and NetScout’s Annual Report to Stockholders for the fiscal year ended March 31, 2014 are all available free of charge as described in the attached materials.

By Order of the Board of Directors,

Anil K. Singhal

Chairman, President, and Chief Executive Officer

Westford, Massachusetts

July 24, 2014

NETSCOUT SYSTEMS, INC.

310 Littleton Road

Westford, MA 01886

PROXY STATEMENT

July 24, 2014

Questions and Answers about the Annual Meeting and Voting

Why did I receive these proxy materials?

We intend to mail the Notice of Internet Availability of Proxy Materials, or the Notice, on or about July 24, 2014 to all stockholders of record entitled to vote at the 2014 Annual Meeting of Stockholders of NetScout Systems, Inc., or the Annual Meeting, and will make available the proxy statement and form of proxy to stockholders on such date. The matters to be voted on at the Annual Meeting are set forth in the Notice of the Annual Meeting of Stockholders.

We are providing access to our proxy materials over the internet. Accordingly, we have sent you the Notice because the Board of Directors, or the Board, of NetScout Systems, Inc., a Delaware corporation, or NetScout, is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. The proxy materials include the proxy statement, form of proxy, and 2014 Annual Report, which contains financial statements for the fiscal year ended March 31, 2014.

You are invited to attend the Annual Meeting on Tuesday, September 9, 2014 at 10:00 a.m. local time at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts 01886.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after August 3, 2014.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to:

•	elect one Class III director nominated by our Board to serve for a three year term or until his successor is elected and qualified;

•	ratify the selection of PricewaterhouseCoopers LLP as our an independent registered public accounting firm for the fiscal year ending March 31, 2015;

•	obtain advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

•	conduct other business that properly comes before the Annual Meeting or any adjournment.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” the nominee to our Board, “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015, and “FOR” approval of the compensation of our named executive officers.

Who can vote?

Stockholders of record as of July 11, 2014, or the Record Date, may vote. As of July 11, 2014, 41,042,273 shares of our common stock were issued and outstanding. Holders of common stock are entitled to one vote per share on proposals presented at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services (formerly BNY Mellon Shareowner Services LLC), you are considered a “stockholder of record” of those shares.

If your shares are held in an account at a bank, broker, or other intermediary, you are not a stockholder of record but instead are a “beneficial owner” of shares held in “street name,” in which case the intermediary would be considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank, broker, or other intermediary, which we collectively refer to as your “Broker,” to vote the shares held in your account.

“Non-routine” matters are matters that may substantially affect stockholder rights, such as mergers, stockholder proposals, and the election of directors. Under securities rules, your Broker is not permitted to vote for non-routine matters.

At the Annual Meeting, the director proposal and the “say on pay” proposal are non-routine, and we therefore encourage you to provide specific voting instructions to your Broker. The only routine matter included in this Proxy Statement is the ratification of our appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending March 31, 2015.

How do I vote my shares?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using a proxy card mailed to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy. To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your Broker, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your Broker.

Our Board named Anil K. Singhal and Michael Szabados as attorneys-in-fact in the proxies. If your proxy has been properly executed and returned in time to be counted at the Annual Meeting, the shares represented by your proxy will be voted in accordance with your voting instructions. If you have returned a signed proxy but have not indicated your vote, your proxy will be voted “FOR” the nominee to our Board, “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015, and “FOR” the advisory approval of the compensation of our named executive officers. Our Board knows of no other matters to be presented at the Annual Meeting. For other matters that may properly come before the Annual Meeting, the attorneys-in-fact will use their judgment in voting your shares.

May I change or revoke my proxy?

You may revoke your proxy before it is voted at the Annual Meeting. If you are a stockholder of record, you may do so by (1) filing a written notice of revocation (dated after the original proxy) with the Secretary of NetScout before the vote at the Annual Meeting, (2) completing a later dated proxy, including by internet or phone, and delivering it to the Secretary of NetScout before the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person. You should send any written notice of revocation, to be delivered before the Annual Meeting, to NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886, Attention: Secretary. If you hold shares through a Broker, you must contact that Broker directly to revoke any prior voting instructions.

How is a quorum determined?

A quorum of stockholders is necessary to conduct any business at the Annual Meeting. A quorum will be present if a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting are present at the meeting in person or represented by proxy. On the Record Date, there were 41,042,273 shares outstanding and entitled to vote.

To determine a quorum, we include votes withheld from any nominee, abstentions, and broker “non-votes.” Broker “non-votes” occur when a beneficial owner does not give instructions to the Broker how to vote on matters deemed “non-routine.” As discussed above, if the beneficial owner does not provide voting instructions, the Broker can still vote the shares with respect to matters that are considered to be “routine” but not with respect to “non-routine” matters. Your shares will be counted towards the quorum only if you submit a valid proxy or one is submitted on your behalf by your Broker or if you vote in person at the meeting. If there is no quorum, the meeting may adjourn to another date.

What vote is required to approve each proposal and how are votes counted?

Proposal 1: Election of Director: At this Annual Meeting there is only one director nominee. The nominee to serve as Class III director who receives the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR the nominee or WITHHOLD your vote from the nominee. Votes that are withheld will not be included in the vote tally for the election of the director. Brokers do not have authority to vote beneficial owners’ unvoted shares for the election of the director. As a result, any shares not voted by a beneficial owner will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. If the nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, such nominee will submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee in accordance with our majority vote policy as discussed in more detail in the Majority Vote Policy section of this proxy statement.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm: The affirmative vote of a majority of the shares present or represented and voting on this proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015. Abstentions will be counted towards the vote total and will have the same effect as “Against” votes. Brokers have authority to vote beneficial owners’ unvoted shares on this proposal. If a Broker does not exercise this authority, such Broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2015, the Audit Committee of our Board will consider the results of this vote when selecting auditors in the future.

Proposal 3: Advisory Vote on Executive Compensation: The affirmative vote of a majority of the shares present or represented and voting on this proposal is required to approve the advisory vote on the compensation of our named executive officers. Abstentions will be counted towards the vote total and will have the same effect as “Against” votes. Brokers do not have authority to vote beneficial owners’ unvoted shares on this proposal. As a result, any shares not voted by a beneficial owner will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

When Are Stockholder Proposals And Director Nominations Due For Next Year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary and must be received by us no later than March 26, 2015. We suggest that you submit your proposals by registered mail, return receipt requested. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

If you wish to submit a proposal for next year’s annual meeting that is not to be included in next year’s proxy materials or wish to nominate a director, you must submit such proposal or nomination in writing to our executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary, and such proposal or nomination must be received by us no earlier than the close of business of May 12, 2015 and no later than the close of business of June 11, 2015 and must satisfy the requirements described below under “Stockholder Recommendations for Nominees as Directors and the Proposal of Other Business.” If the date of next year’s Annual Meeting is advanced by more than 30 days or delayed by more than 60 days after the anniversary of our annual meeting with respect to the year ended March 31, 2015, any stockholder recommendation or proposal must be received by us no earlier than the close of business on the 90th day prior to such advanced or delayed annual meeting date and no later than the close of business on the later of (i) the 60th day prior to such advanced or delayed annual meeting date or (ii) the 10th day following the day on which the first public announcement of the meeting date is first made by us.

You are also advised to review our by-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Householding of Annual Meeting Materials

Some Brokers may be “householding” our proxy materials. This means that only one copy of our Notice may have been sent to multiple stockholders in your household. We will deliver a separate copy of those documents to you if you call or write us at our principal executive offices, 310 Littleton Road, Westford Massachusetts 01886, Attn: Investor Relations, telephone: (978) 614-4000. If you want to receive separate copies of the Notice in the future or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your Broker, or you may contact us.

Notice Regarding the Availability of Proxy Materials

Our stockholders will receive the Notice, which will be mailed on or about July 24, 2014. On the date of mailing of the Notice, stockholders will be able to access all of the proxy materials on the internet, free of charge, at www.netscout.com/investors. The Notice will instruct you how to access the proxy materials (including our annual report to stockholders), how to vote by internet or telephone, and how to request a paper copy of the proxy card. If you received a Notice and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials set out in the Notice.

PROPOSAL 1

ELECTION OF DIRECTOR

The following table sets forth the current directors and the nominee to be elected at the Annual Meeting:

Nominee or Director’s Name and Year First Became Director	Positions with NetScout	Year Term Will Expire	Class
Nominees:
Joseph G. Hadzima, Jr. (1998)	Director	2014	III

Continuing Directors:
Victor A. DeMarines (2004)	Director	2015	I
Vincent J. Mullarkey (2000)	Director	2015	I
Anil K. Singhal (1984)	Chairman, President, and Chief Executive Officer	2016	II
John R. Egan (2000)	Director	2016	II
Robert E. Donahue (2013)	Director	2016	II

The Nominee for Class III Director is Mr. Hadzima

Mr. Hadzima is a Class III director whose term expires at this Annual Meeting and who is a nominee for re-election for a term that would expire upon the election and qualification of directors at the Annual Meeting to be held in 2017. Stephen G. Pearse is a Class III director whose term expires at this Annual Meeting, and he will not be standing for re-election.

Continuing Directors

The Board is also composed of two Class I directors, Messrs. DeMarines and Mullarkey, whose terms expire in 2015, and three Class II directors, Messrs. Singhal, Egan, and Donahue, whose terms expire in 2016.

As of the Record Date, the size of the Board is fixed at seven members. NetScout’s by-laws and certificate of incorporation divide the Board into three classes. The members of each class of directors serve for staggered three year terms.

Proposal and Recommendation

Our Board has nominated and recommended that Mr. Hadzima be re-elected as a Class III director, to hold office until the Annual Meeting to be held in the year 2017 or until his successor has been duly elected and qualified or until his earlier resignation or removal.

The Board knows of no reason why the nominee would be unable or unwilling to serve, but if the nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominee named above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

NOMINEE FOR DIRECTOR.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2015. PricewaterhouseCoopers LLP has served as our auditors since 1993. We expect that a member of PricewaterhouseCoopers LLP will attend the Annual Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions from our stockholders. We are incorporated in Delaware, and Delaware law does not require the ratification of the Audit Committee’s selection, but the Audit Committee will consider the results of this vote when selecting auditors in the future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting, our stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the Company’s named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. Therefore the Company is asking stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation but rather the overall compensation of the Company’s named executive officers and the philosophy, policies, and practices described in this proxy statement. At the 2013 Annual Meeting, stockholders approved the Company’s say on pay proposal with 96% of the total votes cast voting in favor.

The goal of the Company’s executive officer compensation program is to retain and reward highly qualified, talented leaders who create long term stockholder value. The program is designed to align management’s interest with that of stockholders and motivate senior executives to increase our long-term growth and profitability while reducing risks that could result from compensation decisions.

Over the past fiscal year, NetScout met or exceeded its goals as demonstrated by its strong financial performance and ongoing technology leadership. For fiscal year 2014:

•	product revenue increased 18% year over year (GAAP and non-GAAP);

•	revenue increased 13% year over year (GAAP and non-GAAP);

•	net income increased year over year 21% GAAP and 15% non-GAAP; and

•	operating margin for the year was 20% (GAAP), up from 19% the prior fiscal year, with non-GAAP operating margin at 25.4%.

The year also saw the successful launch of the flagship nGeniusOne product, continued market share gains in the service provider market, increasing traction in complementary packet flow switches, and ongoing innovation with the newly-patented Adaptive Session Intelligence technology.

As described in this proxy statement, the Compensation Committee weighs the appropriate mix of compensation elements, including the allocation between cash and equity, for each executive officer to help achieve those objectives. The Company’s Compensation Discussion and Analysis, or CD&A, contained in this proxy statement describes the Company’s executive compensation program and the decisions made by the Compensation Committee in detail.

Accordingly, the Board is asking our stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.

As an advisory vote, this proposal is not binding on the Board. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board, and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Positions
Anil K. Singhal	60	Chairman, President, Chief Executive Officer, and Director
Michael Szabados	62	Chief Operating Officer
John W. Downing	56	Senior Vice President, Worldwide Sales Operations
Jean Bua	56	Senior Vice President, Chief Financial Officer, and Treasurer
Victor A. DeMarines	77	Director
Robert E. Donahue	66	Director
John R. Egan	56	Director
Joseph G. Hadzima, Jr.	62	Director
Vincent J. Mullarkey	66	Director

Executive Officers

Anil Singhal co-founded the Company in June 1984 and has served as our Chairman, President, and Chief Executive Officer for more than five years. Mr. Singhal has served as a director since our inception. The Company’s Nominating and Corporate Governance Committee, or Nominating Committee, believes that as both co-founder and Chief Executive Officer, Mr. Singhal provides extensive technology vision and leadership; historical knowledge of the Company, its customers, and solutions; and a deep understanding of the opportunities and challenges facing the Company today. The Committee further believes that Mr. Singhal’s business expertise and dedication to the Company’s future success add value to the Company and uniquely qualify him to serve as the Company’s Chairman and Chief Executive Officer.

Michael Szabados has served as our Chief Operating Officer for more than five years. During the preceding 11 years he served as Senior Vice President, Product Operations and before that as Vice President, Marketing at NetScout. Prior to NetScout, Mr. Szabados held product management and marketing management positions at UB Networks, SynOptics, Apple Computer, and Intel Corporation.

Jean Bua has served as our Senior Vice President, Chief Financial Officer, and Treasurer since May 2013 and served as our Vice President, Chief Financial Officer, and Treasurer from December 2011 until May 2013. She joined NetScout as Chief Accounting Officer and Vice President of Finance on September 15, 2010. Before that, Ms. Bua served as Executive Vice President, Finance & Treasurer of American Tower Corporation from April 2009 until September 2010.

John W. Downing has served as our Senior Vice President, Worldwide Sales Operations for more than five years. Before that, he served as our Vice President, Worldwide Sales Operations for over five years.

Directors

Victor A. DeMarines has been a NetScout director since June 2004. Mr. DeMarines was the President and Chief Executive Officer of MITRE from 1994 until his retirement in 2000. He continued to serve as a member of the Board of Trustees and as Chairman of the Technology Committee of MITRE until his retirement from the Board in 2010. He continues his relationship as a consultant to MITRE Corporation on its Department of Defense, Homeland Security, and cyber activity initiatives. Since February 2013, he has served as the Chairman of the Board of Directors of Verint Systems Inc., a publicly-held provider of systems to the internet security marketplace. He has been a member of the Board of Directors of Verint Systems since 2002 and is also currently a member of its Corporate Governance and Nominating Committee and its Audit Committee. The Company’s Nominating Committee believes that Mr. DeMarines’ experience as Chief Executive Officer of MITRE, together with his service on another public company board provide deep federal government sector and global business experience to the Company and qualify him to serve as a director of the Company.

Robert E. Donahue has been a NetScout director since March 2013. He currently serves on the board of directors of Sycamore Networks, Inc., an intelligent optical networking and multiservice access provider, where he has served since July 2007. Mr. Donahue served on the board of directors of Cybersource Corporation, a leading provider of electronic payment and risk management solutions, from November 2007 to August 2010. From August 2004 to November 2007, Mr. Donahue served as the President and Chief Executive Officer of Authorize.Net Holdings, Inc. (formerly Lightbridge Inc.), a leading transaction processing company, before it was acquired by Cybersource Corporation in November 2007. Mr. Donahue also served as a member of Authorize.Net’s board of directors from January 2004 until November 2007. The Company’s Nominating Committee believes that Mr. Donahue’s industry knowledge together with his service on other public company boards provide deep experience to the Company and qualify him to serve as a director of the Company.

John R. Egan has been a NetScout director since October 2000. Mr. Egan is a founding managing partner of Egan-Managed Capital, L.P., a Boston-based venture capital fund specializing in New England, information technology, and early-stage investments, which began in the fall of 1996, and is a managing partner of Carruth Associates. Since 1992, he has been a member of the Board of Directors and is currently the Chairman of the Mergers and Acquisitions Committee and member of the Finance Committee at EMC Corporation, a publicly-held provider of computer storage systems and software. Since 2007, Mr. Egan has served as a member of the Board of Directors and is currently the Chairman of the Mergers and Acquisitions Committee at VMWare, a publicly-held leader in virtualization and cloud infrastructure. Since 2011, Mr. Egan has served as a member of the Board of Directors and currently serves as Non-Executive Chairman of the Board of Directors and serves on the Compensation Committee at Progress Software Corp., a global software company. Since 2012, Mr. Egan has served as a member of the Board of Directors and is currently the Chairman of the Corporate Governance and Nominating Committee at Verint Systems, Inc., a publicly-held provider of systems to the internet security market. Mr. Egan also serves on the Board of Trustees at Boston College and as a director for two other privately held companies. The Company’s Nominating Committee believes that Mr. Egan’s extensive understanding and involvement in the information technology industry together with his executive leadership roles and his service on other public company boards provide deep experience to the Company and qualify him to serve as a director of the Company.

Joseph G. Hadzima, Jr. has been a NetScout director since July 1998. Mr. Hadzima has been a Managing Director of Main Street Partners, LLC, a venture capital investing and technology commercialization company, since April 1998. Since 2000, he has also been President of IPVision, Inc., a Main Street Partners portfolio company that provides intellectual property analysis systems and services. Mr. Hadzima is also a Senior Lecturer at MIT Sloan School of Management, of counsel at a law firm, and serves as a director on two private company boards. The Company’s Nominating Committee believes that Mr. Hadzima’s experience with emerging technology companies, his prior legal experience, and his service on other boards provide the Company with valuable business perspective and insight into emerging technologies that may affect the business and strategies of the Company and qualify him to serve as a director of the Company.

Vincent J. Mullarkey has been a NetScout director since November 2000. From May 2005 to June 2007, he was a member of the Board of Directors and the Chairman of the Audit Committee of webMethods, Inc., a then publicly-held business process integration software company that was acquired by Software AG in June 2007. Mr. Mullarkey was the Senior Vice President, Finance and Chief Financial Officer of Digital Equipment Corporation from 1994 until his retirement in September 1998. The Company’s Nominating Committee believes that Mr. Mullarkey’s board and audit committee experience in other public companies coupled with his financial experience in the technology arena provide the Company with essential business and financial expertise and qualify him to serve as a director of the Company.

There are no family relationships among any of our executive officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of the Record Date by each beneficial owner of more than 5% of our common stock, each named executive officer named in the Summary Compensation Table, each director and nominee for director, and all executive officers and directors as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class Beneficially Owned
Anil K. Singhal(2)	2,263,563	5.5%
Michael Szabados(3)	61,828	*
John W. Downing(4)	94,224	*
Victor A. DeMarines(5)	28,379	*
Robert E. Donahue(6)	4,206	*
John R. Egan(7)	65,093	*
Joseph G. Hadzima, Jr.(8)	109,554	*
Vincent J. Mullarkey(9)	70,379	*
Stephen G. Pearse(10)	29,726	*
Jean Bua(11)	24,321	*
Brown Capital Management, LLC(12) 1201 N. Calvert Street Baltimore, Maryland 21202	6,107,522	14.8%
Blackrock, Inc.(13) 40 East 52nd Street New York, New York 10022	3,409,740	8.2%
The Vanguard Group(14) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,305,439	5.6%
Sterling Capital Management LLC(15) Two Morrocroft Centre 4064 Colony Road, Suite 300 Charlotte, North Carolina 28211	2,221,110	5.4%
All executive officers and directors as a group (11 persons)(16)	2,646,432	6.6%

*	Represents less than one percent of class.
(1)	Under applicable SEC rules and regulations, a person is considered to beneficially own our common stock if such person either has the sole or shared power with any other person to either vote or dispose of such common stock. As a result, more than one person may be reported as the beneficial owner of any particular share of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock issuable by the Company to a person or entity named below pursuant to options which may be exercised within 60 days of the Record Date or restricted stock units which may vest within 60 days of the Record Date are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Unless otherwise noted, the address of each person listed on the table is c/o NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886, and each person has either sole or shared voting or dispositive power over the shares shown below as beneficially owned by such person.
(2)

Includes 32,524 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date. As of the Record Date, Mr. Singhal’s spouse did not beneficially own at least five percent of the Company’s outstanding common stock, and therefore the 1,081,201 shares held by trusts of which Mr. Singhal’s spouse is deemed the beneficial owner are reported herein by Mr. Singhal. This amount does not include an aggregate of 1,078,822 shares held in trusts for the benefit of Mr. Singhal’s children for which neither Mr. Singhal nor his spouse is a trustee, and 59,961 shares held in a trust for the benefit of Mr. Singhal’s nieces and nephews for which neither Mr. Singhal nor his spouse is a trustee.
(3)	Includes 20,859 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(4)	Includes 11,467 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(5)	Includes 3,486 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(6)	Includes 2,905 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(7)	Includes 4,648 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(8)	Includes 3,486 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(9)	Includes 10,000 shares issuable upon the exercise of options exercisable within 60 days of the Record Date and 3,486 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(10)	Includes 2,905 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(11)	Includes 9,075 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(12)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2014. Brown Capital Management, LLC has the sole power to vote 3,949,769 shares and sole dispositive power of 6,107,522 shares. Includes 3,399,110 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company which is managed by Brown Capital Management, LLC with respect to which The Brown Capital Management Small Company Fund has the sole power to vote and sole dispositive power.
(13)	Based solely on a Schedule 13G/A filed with the SEC on January 30, 2014. Blackrock, Inc. and its affiliates have the sole power to vote 3,296,508 shares and sole dispositive power of 3,409,740 shares.
(14)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2014. Includes 55,066 shares for which such reporting person has the sole power to vote. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. is the beneficial owner of 52,166 shares as a result of serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,900 shares as a result of its serving as investment manager of Australian investment offerings.
(15)	Based solely on a Schedule 13G filed with the SEC on February 8, 2012. Sterling Capital Management LLC has the sole power to vote and sole dispositive power with respect to all 2,221,110 shares beneficially owned.
(16)	Includes an aggregate of 10,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date and an aggregate of 81,597 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board is currently chaired by the President and Chief Executive Officer of the Company, Mr. Singhal. The Board believes combining the position of Chief Executive Officer and Chairman is in the best interest of the Company and its stockholders. As one of the co-founders of the Company, Mr. Singhal provides extensive technology vision and leadership; historical knowledge of the Company, its customers, and solutions; and a deep understanding of the opportunities and challenges facing the Company today. Those attributes, together with his combined role, place him in the best position to ensure that the Board and management act with a common purpose to execute the Company’s strategic initiatives and business plans. To reinforce director independence and provide for leadership separate from the Chairman, the Company’s Board appointed Mr. Egan as Lead Independent Director.

Director Independence

Our Board has determined that each of Messrs. DeMarines, Donahue, Egan, Hadzima, Mullarkey, and Pearse is independent within the meaning of the director independence standards of The NASDAQ Global Market, or NASDAQ, and the SEC. Furthermore, our Board has determined that each member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee of our Board is independent within the meaning of the Company’s, NASDAQ’s, and the SEC’s independence standards, as applicable.

Executive Sessions of Independent Directors

Our Board holds executive sessions of the independent members of our Board following each regularly scheduled in-person meeting of our Board. The Lead Independent Director, currently Mr. Egan, chairs the executive sessions.

Policies Governing Director Nominations

Director Qualifications

Our Nominating Committee is responsible for reviewing with our Board the appropriate qualities, skills, and characteristics desired of Board members in the context of the needs of the business and current make-up of our Board. This assessment includes consideration of the following minimum qualifications that our Nominating Committee believes must be met by all directors:

•	Directors must be individuals of the highest ethical character and integrity and share our values as reflected in our Code of Business Conduct;

•	Directors must have reputations, both personal and professional, consistent with our image and reputation;

•	Directors must be free of conflicts of interest that would interfere with the proper performance of the responsibilities of a director;

•	Directors must have the ability to exercise sound business judgment;

•	Directors must be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and/or committee member, as the case may be;

•

Directors must have substantial business or professional experience and expertise and be able to offer meaningful and practical advice and guidance to our management based on that experience and expertise; and

•	Directors must have a commitment to enhancing stockholder value.

The Nominating Committee also considers numerous other qualities, skills, and characteristics when evaluating director nominees, such as:

•

An understanding of and experience in the network application/performance management solutions market, the market for networking solutions generally and related accounting, legal, finance, product, sales and/or marketing matters;

•	Experience on other public or private company boards, unless a director otherwise provides complementary capabilities or qualifies as an “audit committee financial expert” under the rules of the SEC;

•	Leadership experience with public companies or other major organizations; and

•

Diversity of the Board, taking into account the business and professional experience, educational background, reputation, industry expertise across various market segments and technologies relevant to our business, as well as other relevant attributes of the candidates.

Board members are expected to prepare for, attend, and participate in Board meetings and meetings of committees on which they serve. In addition, directors must stay abreast of our business and markets.

Process for Identifying and Evaluating Director Nominees

The Board is responsible for nominating persons for election as directors of the Company. Our Board delegates the initial selection process to our Nominating Committee, with the expectation that other members of our Board, and of management, will take part in the process as appropriate.

Generally, the Nominating Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisers, or through such other methods as our Nominating Committee deems to be helpful to identify candidates. Once candidates have been identified, our Nominating Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating Committee and set forth in the Corporate Governance Guidelines. The Nominating Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the Nominating Committee deems to be helpful in the evaluation process. The Nominating Committee then meets to discuss and evaluate the qualities and skills of each candidate in light of the criteria set forth above or established by the Nominating Committee from time to time, both on an individual basis and taking into account the overall composition and needs of our Board. Based on the results of the evaluation process, the Nominating Committee recommends candidates for our Board’s approval as director nominees for election to the Board. The Nominating Committee also recommends candidates for the Board’s appointment to the committees of our Board.

Stockholder Recommendations For Nominees As Directors and the Proposal of Other Business

Our Nominating Committee will consider recommendations for candidates for nominees as directors and proposals for business other than director nominations that are properly submitted by stockholders. Any recommendation of a nominee for the Board or any proposal for business other than director nominations by our stockholders with respect to our Annual Meeting of Stockholders for the fiscal year ended March 31, 2015, or the 2015 Annual Meeting, must be submitted in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary, and must be received by us and comply with the requirements set forth in the Company’s by-laws.

Any communication with respect to nominees as directors should (i) describe why the candidate meets the Board’s criteria described above; (ii) include the candidate’s and recommender’s names and addresses and provide biographical information about the recommended candidate that would be required to be disclosed in solicitations of proxies for election of directors; (iii) include the proposed nominee’s written consent to serve as a nominee, if nominated, and as a director, if elected; and (iv) contain any additional information otherwise required by Regulation 14A under the Exchange Act.

Any communication with respect to the proposal of business other than director nominations should include, among other matters required by our by-laws, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder or any stockholder associated person (as defined in our by-laws), if any, on whose behalf the proposal is made.

The requirements for stockholder director nominations and proposals other than director nominations appear in our by-laws. Only such individuals who are nominated in accordance with the procedures described above and in our by-laws will be eligible for election by stockholders as directors and only such business brought before the meeting in accordance with the procedures set forth above and in our by-laws will be conducted at a meeting of stockholders. We have not received any stockholder recommendations or nominations with respect to our Annual Meeting.

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary, and must be received by us no later than March 26, 2015. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Exchange Act. If you wish to submit a proposal for the 2015 Annual Meeting but not have it included in next year’s proxy materials for such meeting or wish to nominate a director, you must submit such proposal or nomination in writing to our principal executive offices at the address noted above, which must be received by us no earlier than the close of business of May 12, 2015 and no later than the close of business of June 11, 2015 and must satisfy the requirements described above and in our by-laws. In order to curtail controversy as to the date on which a proposal was received by us, we suggest that you submit your proposals by registered mail, return receipt requested.

Policy Governing Security Holder Communications with the Board of Directors

The Board provides to every stockholder the ability to communicate with the Board as a whole and with individual directors through an established process for security holder communication (as that term is defined by the rules of the SEC) as follows:

For communications directed to the Board as a whole or to a specific member of the Board, stockholders may send such communications to the attention of the Chairman of the Board with respect to general communications or to the attention of the specific director, in each case, by one of the three methods listed below:

By U.S. mail (including courier or other expedited delivery service): NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886 Attn: [Chairman of the Board]/[Individual Director], c/o Investor Relations

By facsimile: (978) 614-4004, Attn: [Chairman of the Board]/[Individual Director], c/o Investor Relations

By email: ir@netscout.com

We will forward any such stockholder communications to the Chairman of our Board, as a representative of our Board, and/or to the director to whom the communication is addressed.

Policy Governing Director Attendance at Annual Meetings of Stockholders

Our policy is that one of the regularly scheduled in-person meetings of our Board will be scheduled on the same day as our annual meeting of stockholders, and all directors are encouraged to attend our annual meeting of stockholders. All of the members of our Board attended the Annual Meeting of Stockholders held on August 26, 2013.

Code of Ethics

We have adopted a code of ethics as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, which applies to all of the employees, officers, and directors of the Company and our subsidiaries, including our principal executive officer, principal financial officer, principal accounting officer and controller, and persons performing similar functions. A current copy of the Code of Business Conduct is available at the Corporate Governance section of our website at http://www.netscout.com/investors/. NetScout intends to disclose amendments to or waivers from provisions of the Code of Business Conduct that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, by posting such information on our website, available at http://www.netscout.com/investors/.

For more corporate governance information, you are invited to visit the Corporate Governance section of our website, available at http://www.netscout.com/investors/. Contents of our website are not part of or incorporated by reference into this proxy statement.

Majority Vote Policy

It is the policy of NetScout that any nominee for election to the Board who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating and Corporate Governance Committee’s recommendation.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The Board met seven times during the fiscal year ended March 31, 2014. Each of the directors attended at least 75% of the total number of meetings of our Board and the committees on which they served during fiscal year 2014. The Board has standing Audit, Compensation, Nominating and Corporate Governance, and Finance Committees.

Audit Committee

The Audit Committee, of which Messrs. DeMarines, Donahue, Egan, Mullarkey, and Pearse are members, is responsible for (1) reviewing and overseeing the financial reports we provide to the SEC, our stockholders, or to the general public, and our accounting policies, internal accounting controls, internal control over financial reporting, auditing functions, and financial reporting practices; (2) appointing, and ensuring the independence of, our independent auditor and thereby furthering the integrity of our financial reporting; and (3) establishing procedures designed to facilitate the receipt, retention, and handling of complaints regarding disclosure controls and procedures, internal control over financial reporting and accounting, internal accounting control or auditing matters; and the receipt of confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. Additionally, the Audit Committee reviews and monitors the Company’s compliance with its related party transaction approval policy. A copy of the Audit Committee Charter is available at the Corporate Governance section of our website at http://www.netscout.com/investors/. The Audit Committee met eight times during the fiscal year ended March 31, 2014. Mr. Mullarkey serves as the Chairman of the Audit Committee, and he and Mr. Donahue qualify as “audit committee financial experts” under the rules of the SEC. Our Board has determined that each member of our Audit Committee is independent within the meaning of the Corporation’s and NASDAQ’s director independence standards and the SEC’s heightened director independence standards for audit committee members. Following the Annual Meeting, Mr. Pearse will no longer serve as a member of the Audit Committee.

Compensation Committee

The Compensation Committee, of which Messrs. DeMarines, Donahue, Hadzima, and Pearse are members, is responsible for discharging the responsibilities of the Board relating to the compensation of our executives other than our Chief Executive Officer, administering our incentive compensation and stock plans, reviewing and making recommendations with respect to the compensation of our Chief Executive Officer, reviewing our benefit plans and human resource activities, and reviewing with our management and recommending for inclusion in our proxy statements and incorporation by reference in our Annual Reports on Form 10-K the Compensation Disclosure and Analysis. A copy of the Compensation Committee Charter is available at the Corporate Governance section of our website at http://www.netscout.com/investors/. Our Compensation Committee met nine times during the fiscal year ended March 31, 2014. Mr. Hadzima serves as the Chairman of the Compensation Committee. The Board has determined that each member of our Compensation Committee is independent within the meaning of the Corporation’s and NASDAQ’s director independence standards and is a “non-employee director” as defined by applicable SEC rules and regulations. Following the Annual Meeting, Mr. Pearse will no longer serve as a member of the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating Committee, of which Messrs. DeMarines, Egan, and Hadzima are members, is responsible for identifying individuals qualified to become directors, recommending to our Board the director nominees for election, and monitoring compliance with and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines. A copy of the Nominating Committee Charter is available at the Corporate Governance section of our website at http://www.netscout.com/investors/.

Our Nominating Committee met two times during the fiscal year ended March 31, 2014. Mr. Egan serves as the Chairman of the Nominating Committee. The Board has determined that each member of the Nominating Committee is independent within the meaning of the Company’s and NASDAQ’s director independence standards.

Finance Committee

The Finance Committee, of which Messrs. Mullarkey, DeMarines, Hadzima, and Egan are currently members, considers strategic initiatives and other opportunities that may become available to the Company from time to time. During the fiscal year ended March 31, 2014, the Finance Committee met two times. Mr. DeMarines serves as the Chairman of the Finance Committee.

Report of Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2014 with our management and PricewaterhouseCoopers LLP (PwC), our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. PwC is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with PwC the matters required to be discussed by PCAOB AU Section 380, Communications with Audit Committees, and has received the written disclosures and the letters from PwC required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with PwC their independence.

Based on its reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 for filing with the SEC.

Respectfully submitted by the Audit Committee

Vincent J. Mullarkey, Chairman

Victor A. DeMarines

Robert E. Donahue

John R. Egan

Stephen G. Pearse

The Board’s Role in Risk Oversight

The Board administers risk management and oversight through the Board as a whole, as well as through various Board committees that address risks inherent in their respective areas of oversight. The Board seeks to ensure that risk management principles are incorporated in the Company’s strategic planning and management processes and oversees the Company’s enterprise risk management program. This comprehensive approach is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval, and decision-making.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Board monitors the information it receives and requests from management and provides oversight and guidance to our senior management team concerning the assessment and management of risk. The Board approves the Company’s high level goals, strategies, and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in its oversight of management’s implementation of the Company’s goals, strategies and policies.

Our senior executives regularly attend meetings of the Board and its committees and provide the Board and its committees with reports regarding the Company’s operations, strategies, and objectives, and the risks inherent within them. Board and committee meetings also provide a forum for directors to discuss issues with, request additional information from, and provide guidance to, senior management. In addition, our directors have direct access to senior management to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues regularly attend Board and committee meetings to provide additional insight into items being discussed, including risk exposures.

The Board has delegated oversight for matters involving certain specific areas of risk exposure to its three principal committees. Each committee reports to the Board at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight. Each committee is also authorized and empowered to retain independent advisors as the committee deems appropriate to discharge its responsibilities under such committee’s charter.

The Audit Committee oversees the integrity of our financial statements, reporting process and internal controls, the relationship with our independent registered public accounting firm, including their qualifications, independence and performance, and the Company’s corporate finance matters, including its capital structure. The Audit Committee also provides oversight with respect to the Company’s risk management process and litigation and compliance programs, discussing with management the Company’s significant financial risk exposures, steps management has taken to monitor, control, and report such exposures, and our policies with respect to risk assessment and risk management.

The Audit Committee oversees the Company’s enterprise risk management program, in which the Company has identified strategic, operational, financial, and legal risks as well as emerging risks, considering the likelihood and magnitude of such risks and other criteria management as the Audit Committee deems appropriate. Under the program, management identifies and evaluates the effectiveness of risk management and mitigation methods and periodically reports to the Audit Committee and at least annually to the Board to allow the Audit Committee and Board to monitor and manage the Company’s ongoing enterprise risk management process.

Our Compensation Committee is responsible primarily for the design and oversight of the Company’s executive compensation policies, plans and practices. A key objective of the Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with our stockholders. The Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees. Elements of our executive compensation program that mitigate excessive risk taking, such as our combination of short and long-term incentives, are described below under “Compensation Discussion and Analysis.”

The Nominating Committee oversees risks related to our corporate governance, including Board and director performance, director succession, director education, and the Company’s Corporate Governance Guidelines and other governance documents. The Nominating Committee also oversees the Company’s overall compliance program. The Nominating Committee has conducted Board-wide risk and compliance education.

COMPENSATION AND OTHER INFORMATION

CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

The following summary compensation table sets forth the total compensation paid or accrued for the fiscal year ended March 31, 2014 to our Chief Executive Officer, Chief Financial Officer, and each of our two other most highly compensated executive officers during the fiscal year ended March 31, 2014. The executives listed below may be referred to as our “Named Executive Officers.”

Summary Compensation Table for Fiscal Year 2014

Name and Principal Position	Fiscal Year	Salary($)	Restricted Stock Unit Awards(1)($)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value(2)($)	All Other Compensation(3)($)	Total($)
Anil K. Singhal	2014	325,000	1,075,842	881,459	—	64,566	2,346,867
Chairman, Chief Executive Officer, and President	2013	325,000	1,000,007	709,321	—	66,070	2,100,398
	2012	325,000	611,450	360,000	232,000	46,688	1,575,138

Michael Szabados	2014	275,000	645,500	387,222	—	14,590	1,322,312
Chief Operating Officer	2013	275,000	599,989	307,373	—	16,772	1,199,134
	2012	275,000	436,464	156,000	—	12,437	879,901

Jean Bua(4)	2014	262,924	376,533	260,495	—	11,626	911,578
Senior Vice President, Chief Financial Officer and Treasurer	2013	236,667	199,996	189,152	—	10,023	635,838
	2012	200,000	174,586	78,980	—	7,350	460,916

John W. Downing(5)	2014	237,500	376,533	338,709	—	14,052	966,794
Senior Vice President, Worldwide Sales Operations	2013	237,500	350,006	264,621	—	10,120	862,247
	2012	237,500	218,232	183,783	—	7,480	646,995

(1)	Amounts shown represent the aggregate full grant date fair value calculated in accordance with FASB ASC 718, disregarding adjustments for forfeitures. The assumptions used to value these awards are set forth in Note 14 to our Annual Report on Form 10-K for the year ended March 31, 2014. The fair value shown above may not be indicative of the value realized on the date the options are exercised or the RSUs vest due to variability in the share price of our common stock. When granted, restricted stock units vest over four years and are valued based upon the closing market price of our common stock at the date of grant.
(2)	Change in Pension Value for Mr. Singhal represents vesting in fiscal 2012 towards a future retirement benefit. Total future severance payments are projected at $1,400,000. Mr. Singhal’s future retirement benefit also includes a projected $200,000 in payments for future health benefits. Both were fully vested in fiscal year 2012.
(3)	Includes 401(k) contributions made by the Company on behalf of the Named Executive Officer. See the All Other Compensation Table below for additional information.
(4)	The salary amounts shown for Ms. Bua for fiscal years 2013 and 2014 do not reflect her full base salary due to rate increases which were approved after the start of each fiscal year. Ms. Bua’s base salary information was $ 240,000 and $265,000 respectively.
(5)	The information presented for Mr. Downing under the “Non-Equity Incentive Plan Compensation” column consists of sales commissions and bonus for the fiscal years ended March 31, 2012, 2013 and 2014.

Option Awards. We did not make any option grants during the fiscal years ended March 31, 2012, 2013, or 2014 to any of our Named Executive Officers. Therefore, we have omitted this column.

Nonqualified Deferred Compensation Earnings. We currently do not provide a non-qualified defined contribution plan or other deferred compensation plan to any of our Named Executive Officers.

All Other Compensation Table for Fiscal Year 2014

Name and Principal Position	Fiscal Year	Car Usage($)	Financial and Legal Counseling($)	401(K) Match($)	Other(1)($)	Total($)
Anil K. Singhal	2014	21,476	29,700	7,500	5,890	64,566

Michael Szabados	2014	—	1,200	7,500	5,890	14,590

Jean Bua	2014	—	—	7,688	3,938	11,626

John W. Downing	2014	—	—	7,880	6,172	14,052

(1)	This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of All Other Compensation for the Named Executive Officer. These other benefits include the value of supplemental life insurance premiums and spousal attendance at company sponsored events.

Grants of Plan-Based Awards in Fiscal Year 2014

The following table sets forth grants of plan-based awards to each of our Named Executive Officers for the year ended March 31, 2014:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Grant Type	Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)(2)
Anil K. Singhal	8/26/13	RSU				—	41,667	—	1,075,842
	5/24/13	Cash	—	626,000	—

Michael Szabados	8/26/13	RSU				—	25,000	—	645,500
	5/22/13	Cash	—	275,000	—

Jean Bua	8/26/13	RSU				—	14,583	—	376,533
	5/22/13	Cash	—	185,000	—

John W. Downing	8/26/13	RSU				—	14,583	—	376,533
	5/22/13	Cash	—	287,500	—

(1)	Actual non-equity incentive plan awards are made based on various factors including the Company’s overall performance, as described more fully in the Compensation Discussion and Analysis. As described, the Company has not set prescribed maximum payments, and the possible award could exceed 100% of an individual’s target if the Company exceeded its goals and the individual met or exceeded his goals. However, the Company expects that awards exceeding 100% would be unusual.
(2)	Actual equity incentive plan awards are made based on various factors including the Company’s overall performance, as described more fully in the Compensation Discussion and Analysis. As described, the Company has not set prescribed maximum awards.
(3)	Amounts shown represent the aggregate full grant date fair value calculated in accordance with FASB ASC 718, disregarding adjustments for forfeitures. The assumptions used to value these awards are set forth in Note 14 to our Annual Report on Form 10-K for the year ended March 31, 2014. The fair value shown above may not be indicative of the value realized on the date the options are exercised or the RSUs vest due to variability in the share price of our common stock.

During the fiscal year ended March 31, 2014, we did not make any “other stock awards” or “other option awards” and have therefore omitted those columns.

Outstanding Equity Awards at Fiscal Year 2014 End Table

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)
Anil K. Singhal	8/26/13	—	—	—	—	41,667	1,565,846
	8/21/12	—	—	—	—	31,044	1,166,634
	9/7/11	—	—	—	—	23,520	883,882
	6/9/10	—	—	—	—	19,056	716,124

Michael Szabados	8/26/13	—	—	—	—	25,000	939,500
	8/21/12	—	—	—	—	18,626	699,965
	9/7/11	—	—	—	—	16,800	631,344
	6/8/10	—	—	—	—	13,604	511,238

Jean Bua	8/26/13	—	—	—	—	14,583	548,029
	8/21/12	—	—	—	—	6,209	233,334
	9/7/11	—	—	—	—	6,720	252,538
	9/15/10	—	—	—	—	6,192	232,695

John W. Downing	8/26/13	—	—	—	—	14,583	548,029
	8/21/12	—	—	—	—	10,866	408,344
	9/7/11	—	—	—	—	8,400	315,672
	6/8/10	—	—	—	—	8,501	319,468

Unearned Equity Incentive Plan Awards. We do not have any unearned equity incentive plan awards for any of our Named Executive Officers and have therefore omitted the corresponding columns.

Option Exercises and Stock Vested in Fiscal Year 2014 Table

The following table sets forth option exercises and vested stock awards for each of our Named Executive Officers for the fiscal year ended March 31, 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Anil K. Singhal	—	—	10,347	267,780
	—	—	11,760	288,708
	—	—	19,055	463,989
Michael Szabados	—	—	6,208	160,663
	—	—	8,400	206,220
	—	—	13,604	331,257
Jean Bua	—	—	2,069	53,546
	—	—	6,191	158,118
	—	—	3,360	82,488
John W. Downing	—	—	3,621	93,711
	—	—	4,200	103,110
	—	—	8,501	206,999

(1)	Value is calculated by multiplying the number of shares times the closing price of a share of our common stock on the exercise date and subtracting from that amount the exercise price multiplied by the number of shares acquired on such exercise date.
(2)	Value is calculated by multiplying the number of shares times the closing price of a share of our common stock on the vesting date.

Pension Benefits Table for Fiscal Year 2014

The following table sets forth the payments or other benefits at, following, or in connection with retirement of our Named Executive Officers

Name	Fiscal Year	Number of Years of Credited Service(#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
Anil K. Singhal	2014	87 months	1,600,000	—
	2013	75 months	1,600,000	—
	2012	63 months	1,600,000	—

In January of 2007, we entered into an agreement with Mr. Singhal that provides retirement benefits. Total future severance payments are projected at $1,400,000. Mr. Singhal’s retirement benefits also include a projected $200,000 in payments for future health benefits. These benefits are an unfunded obligation.

Non-Qualified Deferred Compensation Table for Fiscal Year 2014

We do not provide a non-qualified defined contribution plan or other deferred compensation plan to any of our Named Executive Officers and have therefore omitted this table.

Director Compensation Table for Fiscal Year 2014

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	All Other Compensation($)(3)	Total($)
Victor A. DeMarines(4)	66,800	90,009	60,000	216,809
Robert E. Donahue(5)	54,000	75,007	22,083	151,090
John R. Egan(6)	90,800	120,011	80,000	290,811
Joseph G. Hadzima(7)	60,800	90,009	60,000	210,809
Vincent J. Mullarkey(8)	66,000	90,009	60,000	216,009
Stephen G. Pearse(9)	54,000	75,007	50,000	179,007

(1)	Amounts represent the aggregate dollar amount of fiscal year 2014 fees earned or paid in cash for services as a director, including annual retainer fees and committee fees.
(2)	Amounts shown do not reflect compensation actually received by the listed directors but represent the aggregate full grant date fair value of restricted stock unit awards granted to our non-employee directors calculated in accordance with FASB ASC 718, disregarding adjustments for forfeitures. The assumptions used to value these awards are set forth in Note 14 to our Annual Report on Form 10-K for the year ended March 31, 2014.
(3)	Amounts represent the cash payment received by the non-employee director to help offset the tax incurred by such non-employee director in connection with the vesting during the fiscal year ended March 31, 2014 of restricted stock units granted to such non-employee director during the fiscal year ended March 31, 2013.
(4)	As of March 31, 2014, Mr. DeMarines held unvested RSUs covering 3,486 shares of our common stock.
(5)	As of March 31, 2014, Mr. Donahue held unvested RSUs covering 2,905 shares of our common stock.
(6)	As of March 31, 2014, Mr. Egan held unvested RSUs covering 4,648 shares of our common stock.
(7)	As of March 31, 2014, Mr. Hadzima, Jr. held unvested RSUs covering 3,486 shares of our common stock.
(8)	As of March 31, 2014, Mr. Mullarkey held outstanding stock options to purchase 10,000 shares and unvested RSUs covering 3,486 shares of our common stock.
(9)	As of March 31, 2014, Mr. Pearse held unvested RSUs covering 2,905 shares of our common stock.

Non-employee directors are compensated $36,000 annually for their services and do not receive any additional compensation for any regular Board meeting attended. The lead non-employee director receives an additional annual retainer of $30,000. Non-employee directors currently receive $10,000 annually for serving on the Audit Committee, $8,000 annually for serving on the Compensation Committee, and $6,000 annually for serving on the Nominating Committee. In addition, directors who are chairpersons of a particular committee are also given additional annual compensation of $20,000 for the Audit Committee, $10,000 for the Compensation Committee, $8,000 for the Nominating Committee, and $6,000 for the Finance Committee. Finance Committee members receive $1,000 for each meeting attended in person and $800 for each meeting attended via telephone. Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board or of any committee and for attendance at approved director education programs.

Non-employee directors are granted annually equity-based awards in the form of restricted stock units and related cash amounts upon vesting to defray the corresponding tax liability as follows:

Element	Role/Position
	Lead Directors	Chairperson	Other Directors
Total value (RSU Grant and Cash Offset)	$200,000	$150,000	$125,000
RSU Grant	$120,000	$90,000	$75,000
Cash Offset	$80,000	$60,000	$50,000

These restricted stock unit awards vest 100% on the date of our annual meeting provided that during such year, such director attends at least 75%, collectively, of the meetings of the Board and any committee of the Board of which such director is a member. In the event that the foregoing attendance requirements are not met, then 100% of these restricted stock units will vest on the third anniversary of the date of grant. No other equity awards are given to our non-employee directors.

Stock Plans

1999 Stock Option and Incentive Plan. Our 1999 Stock Option and Incentive Plan, as amended, or the 1999 Stock Option Plan, was adopted by the Board in April 1999 and was approved by our stockholders in June 1999. The 1999 Stock Option Plan was replaced by our 2007 Plan effective September 12, 2007, and no further grants were made under the 1999 Stock Option Plan after such date. The 1999 Stock Option Plan provided for the grant of stock-based awards to our employees, officers and directors, consultants, or advisors. Under the 1999 Stock Option Plan, we could grant options that were intended to qualify as incentive stock options within the meaning of Section 422 of the Code, options not intended to qualify as incentive stock options, restricted stock, and other stock-based awards. Incentive stock options could be granted only to our employees. A total of 9,500,000 shares were reserved for issuance under the 1999 Stock Option Plan.

The 1999 Stock Option Plan is administered by our Compensation Committee. Payment of the exercise price of an award under the 1999 Stock Option Plan may be made in cash or, if approved by the Compensation Committee, shares of common stock, a combination of cash and stock, a promissory note or by any other method approved by the Compensation Committee. Unless otherwise permitted by the Compensation Committee, awards are not assignable or transferable except by will or the laws of descent and distribution and, during the participant’s lifetime, may be exercised only by the participant.

The 1999 Stock Option Plan provides, subject to certain conditions, that upon an acquisition of the Company, 25% of each unvested portion of any awards will accelerate and become exercisable, with the remaining 75% of each unvested portion to continue vesting throughout the term of such awards.

The Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 1999 Stock Option Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. The Compensation Committee may also provide that any option shall become immediately exercisable, in full or in part, or that any restricted stock granted under the 1999 Stock Option Plan shall be free of some or all restrictions.

As of the Record Date, options to purchase an aggregate of 22,350 shares of common stock at an average exercise price of $5.91 per share were outstanding under the 1999 Stock Option Plan, and we had granted restricted stock units representing 1,015,899 shares of common stock, with no shares outstanding.

Amended and Restated 2007 Equity Incentive Plan. Our 2007 Plan was initially adopted by the Board in September 2007 and was initially approved by our stockholders at the September 12, 2007 annual meeting of stockholders. This plan was amended and restated in 2011, to, among other items, increase the number of shares available for issuance under the plan by 8,000,000 shares; the amendment and restatement was approved by our stockholders at the September 7, 2011 annual meeting of stockholders. The 2007 Plan replaced the 1999 Stock Option Plan. The 2007 Plan allows us to grant restricted stock units, stock, stock options, and other equity interests to our and our subsidiaries’ employees, officers, directors, consultants, and advisors. Under the 2007 Plan, we may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, options not intended to qualify as incentive stock options, restricted stock, and other stock-based awards. Incentive stock options may be granted only to our employees. The maximum number of shares as to which equity awards may be granted under the 2007 Plan as of the Record Date is 7,205,191 shares (subject to certain adjustments under the 2007 Plan), of which no more than 500,000 shares may be granted to any one person in one fiscal year.

The 2007 Plan is administered by our Compensation Committee. Subject to the provisions of the 2007 Plan, our Compensation Committee has the authority to select the persons to whom awards are granted and to determine the terms of each award, including the number of shares of common stock subject to the award.

Payment of the exercise price of an award may be made in cash or, if approved by the Compensation Committee, shares of common stock, a combination of cash and stock, a promissory note, or by any other method approved by the Compensation Committee. Unless otherwise permitted by the Compensation Committee, awards are not assignable or transferable except by will or the laws of descent and distribution and, during the participant’s lifetime, may be exercised only by the participant.

The Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 2007 Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. The Compensation Committee may also provide that any option shall become immediately exercisable, in full or in part, or that any restricted stock granted under the 2007 Plan shall be free of some or all restrictions.

As of the Record Date, we had granted restricted stock units representing 5,667,482 shares of common stock, with 1,523,761 shares outstanding.

2011 Employee Stock Purchase Plan. The 2011 Employee Stock Purchase Plan, or the 2011 Purchase Plan was adopted by the Board in June 2011 and was approved by our stockholders at the September 7, 2011 annual meeting of stockholders. A total of 2,500,000 shares of common stock are reserved for issuance under the 2011 Purchase Plan. The 2011 Purchase Plan grants eligible employees the opportunity to purchase our common stock through payroll deductions.

Under the 2011 Purchase Plan, eligible enrolled employees may, during the offering period, purchase shares of common stock through payroll deductions, not to exceed 20% of an individual employee’s compensation during the offering period. The purchase price per share during an offering period is determined by the Board at the beginning of the offering period, but may not be less than 85% of the lesser of the fair market value per share of our common stock on that purchase date or the fair market value per share of our common stock on the first day of the offering period. However, no employee is eligible to participate in the 2011 Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock, including any stock which such employee may purchase under all outstanding purchase rights and options. In addition, no employee may purchase more than $25,000 worth of our common stock, valued at the time each purchase right is granted, for each calendar year during which those purchase rights are outstanding.

The Board administers the plan and retains the power to interpret both the 2011 Purchase Plan and the purchase rights granted thereunder, including eligibility to participate and the particular provisions of each offering of rights. The Board, in its sole discretion, has the power to delegate administration of the 2011 Purchase Plan to a committee composed of one or more members of the Board.

As of the Record Date, 2,152,500 shares remain available for purchase under the 2011 Purchase Plan.

The following table sets forth securities authorized for issuance under our stock option plans as of fiscal year ended March 31, 2014:

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plan category
Equity compensation plans approved by security holders	1,769,649	5.87	7,029,270
Equity compensation plans not approved by security holders	—	—	—
Total	1,769,649	5.87	7,029,270

Stock Ownership Policy

In 2010, the Compensation Committee approved a Stock Ownership Policy for certain of the Company’s executive officers and directors. The Stock Ownership Policy states that within four years of the date the policy became effective, or within four years after becoming an executive officer or director, the executive officers and directors will be subject the following stock ownership requirements:

Title	Ownership Guideline(1)
Chief Executive Officer	4x annual base salary
Chief Operating Officer	3x annual base salary
Section 16 Officers who are Senior Vice Presidents	2x annual base salary
Directors	3x annual board retainer

(1)	The ownership guideline for each participant will be converted into a number of shares on the first day of each fiscal year based on the average closing price of a share of NetScout stock for the previous fiscal year.

The Compensation Committee is responsible for monitoring compliance with the guidelines. As of March 31, 2014, each officer and director had met the requirements of the Stock Ownership Policy. Shares that count toward the ownership target include all shares directly or beneficially owned by the director or executive officer, unvested restricted stock units granted under Company’s plans (restricted stock units will be applied toward the ownership requirements based on the value of restricted stock units after taking into account any required share withholding), and shares purchased on the open market.

401(k) Plan

We maintain a 401(k) plan qualified under Section 401 of the Code. All of our employees who are at least 18 years of age and work at least 20 hours per week are eligible to participate in the 401(k) plan. Under the 401(k) plan, a participant may contribute a maximum of 80% of his or her pre-tax salary, commissions and bonuses through payroll deductions, up to the statutorily prescribed annual limit, which was $17,500 (or $23,000 for individuals at least 50 years of age) in calendar year 2013, to the 401(k) plan. At the discretion of our Board, we may make matching contributions to the 401(k) plan. During the plan year ended December 31, 2013, we matched 50% of employee contributions up to 6% of compensation. Employer contributions vest over four years at a rate of 25% per year of service. In addition, at the discretion of our Board, we may, but have not done so to date, make profit-sharing contributions to the 401(k) plan for all eligible employees.

Employment and Other Agreements

Mr. Singhal assumed the role of Chairman of our Board, effective January 19, 2007. In conjunction with his additional responsibilities, we entered into a new employment agreement with Mr. Singhal, which provides that he will receive an annual base salary of at least $300,000. The employment agreement provides for a three-year term commencing January 19, 2007 with automatic one-year renewals. During the term of this agreement, Mr. Singhal will also be eligible to receive an annual bonus based on Company performance and individual objectives. The employment agreement is terminable at will by either party and provides that if we elect not to renew the agreement for any reason, or if Mr. Singhal’s employment is terminated by us without due cause as defined in the agreement, by Mr. Singhal at any time following the consummation of a sale of the Company, or upon the death or disability of Mr. Singhal, Mr. Singhal, or his estate, is entitled to receive in a lump sum, a payment equal to the net present value of $16,208 per month for seven years. If Mr. Singhal terminates his employment with us for any reason prior to the consummation of a sale of the Company, he is entitled to such lump sum payment for the period for which his severance benefits have vested (not to exceed seven years). Mr. Singhal will also receive continued health and dental benefits during such period. Mr. Singhal’s employment agreement was amended in May 2012 to address technical requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

We also entered into amended and restated severance agreements in May 2012 with our Named Executive Officers other than Mr. Singhal, each of which are described under the heading “Post Termination Compensation” in Compensation Discussion and Analysis below.

Each of these agreements was approved by a majority of our Board and by a majority of the disinterested members of our Board. All future transactions, if any, with our executive officers, directors, and affiliates will be approved in accordance with our related party transaction policy discussed below under “Transactions with Related Persons.”

Potential Payments Upon Termination or Change of Control

The table below sets forth the estimated amount of payments and other benefits each Named Executive Officer would be entitled to receive upon the occurrence of the indicated event, assuming that the event occurred on March 31, 2014. The information is provided relative to the Named Executive Officer’s termination or change of control arrangements as of the Record Date and assumes such arrangements were actually in effect as of March 31, 2014. The values relating to vesting of stock options and restricted stock unit awards are based upon a per share fair market value of our common stock of $37.58 the closing price reported on the NASDAQ Global Market on March 31, 2014, the last trading day of the year ended March 31, 2014. Actual payments made at any future date will vary based on various factors including, salary and bonus levels, the vesting schedules of the various equity-based awards, and the price of our common stock at the time of termination or change of control. For purposes of the payments associated with a change of control set forth in following table, we have assumed that the respective Named Executive Officer was terminated on March 31, 2014 and that such arrangements were actually in effect as of such date.

Please refer to the heading “Post Termination Compensation” below in Compensation Discussion and Analysis for a discussion of the particular terms of the applicable termination or change or control arrangements reflected in the table below.

Name	Termination Event*	Salary and Other Cash Payments ($)		Vesting of Stock Options ($)	Vesting of RSUs ($)(4)	Health and Dental Benefits ($)
Anil K. Singhal	Termination without cause by the Company at any time, or termination by Mr. Singhal for any reason prior to or following a change of control	1,400,000	(1)	—	—	200,000

Michael Szabados	Termination without cause or resignation for good reason other than in the context of a change of control	275,000	(2)	—	—	—

	Termination without cause or resignation for good reason within one year following a change of control	550,000	(3)	—	1,295,120	—

Jean Bua	Termination without cause or resignation for good reason other than in the context of a change of control	265,008	(2)	—	—	—

	Termination without cause or resignation for good reason within one year following a change of control	450,008	(3)	—	573,734	—

John W. Downing	Termination without cause or resignation for good reason other than in the context of a change of control	237,500	(2)	—	—	—

	Termination without cause or resignation for good reason within one year following a change of control	525,000	(3)	—	750,397	—

*	All agreements include a clawback provision releasing the Company from its obligation to make additional payments and requiring the relevant executive to repay the Company for amounts paid in the event an investigation by Company reveals the executive engaged in fraudulent, dishonest, or criminal acts. The agreements provide for notice and an opportunity to cure.
(1)	See description of Mr. Singhal’s employment arrangement under “Post-Termination Compensation” for details regarding these potential payments.
(2)	Payments to be made in equal installments over a 12 month period following termination. In the event of death within the 12 month period, payments will be accelerated and made to the deceased’s estate within 30 days.
(3)	Represents one year current base salary plus the prorated amount of the officer’s maximum annual target bonus, based on the months elapsed in the year of termination (which may not be less than 50% of such officer’s maximum annual target bonus). This amount to be paid in equal installments over the 12 month period following termination.
(4)	Upon a termination without cause or a resignation for good reason within one year following a change in control, Ms. Bua and Messrs. Szabados and Downing are entitled to acceleration of certain unvested equity-based awards. All of such unvested equity-based awards with respect to such Named Executive Officers are assumed to have accelerated as of March 31, 2014, the last trading day of the year ended March 31, 2014. There were no outstanding stock options for the Named Executive Officers on March 31, 2014. For vesting of RSUs, the amount shown in this column represents the fair market value of unvested RSUs based on $37.58, the closing price for our common stock on March 31, 2014, the last trading day of the year ended March 31, 2014.

Compensation Discussion and Analysis

Executive Summary

The goal of NetScout’s executive officer compensation program is to retain and reward highly qualified, talented leaders who create long-term stockholder value. The program is designed to align management’s interests with those of stockholders and to motivate senior executives to increase our long-term growth and profitability while minimizing risks that could result from compensation decisions. As described below, NetScout, acting through our Compensation Committee in consultation with our Chief Executive Officer, weighs the appropriate mix of compensation elements, including the allocation between cash and equity, for each executive officer to help achieve those objectives.

Over the past fiscal year, NetScout met or exceeded its goals as demonstrated by its strong financial performance and ongoing technology leadership. For fiscal year 2014:

•	product revenue increased 18% year over year (GAAP and non-GAAP);

•	revenue increased 13% year over year (GAAP and non-GAAP);

•	net income increased year over year 21% GAAP and 15% non-GAAP; and

•	operating margin for the year was 20% (GAAP), up from 19% the prior fiscal year, with non-GAAP operating margin at 25.4%.

The year also saw the successful launch of the flagship nGeniusOne product, continued market share gains in the service provider market, increasing traction in complementary packet flow switches, and ongoing innovation with the newly-patented Adaptive Session Intelligence technology.

At the 2013 Annual Meeting, stockholders approved the Company’s say on pay proposal with 96% of the total votes cast voting in favor. Consistent with stockholder wishes, the Company’s policy is to hold annual say on pay votes.

The Company emphasizes pay for performance. For example, named executive officers are not eligible for bonus payments until after corporate revenue and profit objectives are met. Other points that underscore the alignment between shareholders and officer performance include, among other items, no guaranteed bonuses, no tax gross ups, and stock holding requirements, as well as oversight of risks potentially associated with compensation policies and practices.

Compensation Objectives

NetScout uses its compensation program to achieve the following objectives:

•	To provide compensation opportunities that attract, motivate, and retain the best talent and highest caliber people possible to serve our customers and achieve our strategic objectives.

•

To align management’s interests with our success, by linking compensation and performance, based on the attainment of both Company goals and individual goals and by including long-term equity incentives.

•	To increase our revenue, to increase our profitability, and accordingly to increase stockholder value.

•	To foster an environment of teamwork and shared success among executives and the entire NetScout workforce.

Compensation Policies

To achieve NetScout’s compensation objectives, the Compensation Committee has developed an executive compensation program comprised of the following elements: cash compensation in the form of base salary and annual incentive cash bonuses, long-term incentive awards in the form of equity grants, and certain benefits. The Compensation Committee reviews the program over the course of several meetings each year to evaluate whether the program supports NetScout’s long-term goals.

The Compensation Committee reviews annually the total mix of the elements of compensation, such as short-term versus long-term compensation and cash versus equity compensation, in light of NetScout’s overall compensation goals. The Compensation Committee also takes into account NetScout’s past financial performance and future goals, individual performance and experience, and overall compensation levels. With respect to specific financial goals, which consist of revenue and profit targets, the Compensation Committee places greater emphasis on achieving those goals, but the Compensation Committee does not assign specific weights, formulas, or rankings to the factors. The Committee instead makes a determination of each executive’s compensation based on consideration of all of these factors as well as the progress made with respect to NetScout’s long-term goals and strategies. In addition, the Compensation Committee uses the following principles to guide its decisions regarding executive compensation:

Pay for Performance

Total compensation should reflect a “pay for performance” philosophy in which a substantial portion of executive compensation should be tied to the achievement of performance objectives of both NetScout and the individual. Payment of our short term incentive bonus awards are directly tied to the achievement of performance objectives, and past performance by the executives is considered in determining the size of annual grants of long term incentive equity awards.

It bears emphasizing that overall compensation for NetScout’s named executive officers is heavily weighted toward bonuses, which in turn are dependent upon achievement of company-wide revenue and earnings targets.

Alignment with Stockholders’ Interests

Total compensation levels should include a component that reflects NetScout’s overall performance through the use of equity-based awards in order to align executive officer and stockholder interests.

Internal Parity

To the extent practicable, and based on individual performance and position, base salaries and short- and long-term incentive targets for similarly-situated executives within NetScout should be comparable to avoid divisiveness and encourage teamwork, collaboration, and a cooperative working environment.

External Competitiveness

Executives’ total compensation should be competitive with peer companies so that we can attract and retain high performing key executive talent. To achieve this goal within market ranges, our Compensation Committee periodically reviews the compensation practices of other companies in our peer group, as discussed in the “Third Party Data/Peer Group” section below.

Avoidance of Excessive Perquisites

Although we will consider certain perquisites that are common and appropriate for similarly-situated executives of public companies, as a general matter we intend to avoid the payment of excessive, unusual, or unnecessary perquisites to executives.

Elements of our Executive Compensation Program

Base salary

Although overall compensation levels for each of NetScout’s executive officers, including the Chief Executive Officer, are generally set within the range of salaries that the Compensation Committee believes are paid to executive officers with comparable qualifications, experience, and responsibilities at similar companies, base salaries are generally set lower than those of executives at similar companies, consistent with the Company’s compensation philosophy of pay for performance. The Compensation Committee exercises full discretion in setting base salary levels for named executive officers and in making recommendations to the Board in the case of the Chief Executive Officer, subject to certain limits with respect to Mr. Singhal, whose base salary may not be reduced below $300,000 without his consent under the terms of his employment agreement with NetScout. Salary decisions for NetScout’s executive officers are generally made near the beginning of each fiscal year.

Short-term cash incentive

Short-term cash incentive goal and philosophy

Short-term incentive in the form of an annual cash bonus is intended to motivate executives to achieve both financial operating goals and the individual’s annual performance goals which may include financial and non-financial objectives. The target amount for the annual bonus opportunity is established shortly after the start of the fiscal year, and, consistent with our pay for performance approach, is intended to be at or above the median percentage offered to similarly-situated executives in the large company peer group used in connection with setting the bonus targets with respect to fiscal year 2014. Once the Company-wide bonus pool has been accrued, as described further below, executive officer bonuses are then determined based on attainment of individual goals, contribution to the company-wide goals, and other criteria as may be determined by the Compensation Committee, such as teamwork, ethical behavior, and adherence to our corporate values and policies.

Short-term cash incentive (bonus) accrual process

Bonuses are paid annually shortly after the end of the fiscal year to which they relate. Bonus pool accruals are made quarterly during the fiscal year, depending on NetScout’s financial performance, but bonus pool targets are set near the beginning of the fiscal year. Our non-GAAP revenue and non-GAAP EPS targets are usually expressed in ranges, and performance is measured based on being above, below, or within the ranges specified. Specifically, if NetScout has met its quarterly non-GAAP revenue and non-GAAP earnings per share, or EPS, targets, which means that our performance has been within the non-GAAP revenue and EPS ranges selected, the Company accrues funds with respect to that quarter in its company-wide bonus pool. However, if NetScout’s performance is below the bottom of the ranges selected, no bonus funds would be accrued in that quarter resulting in a lower than targeted bonus pool for the year. Similarly, if performance is above the ranges selected, bonus funds accrued in that quarter could exceed 100% of the target set at the beginning of the fiscal year, resulting in the annual targeted bonus pool exceeding 100%. The total amount of the annual Company-wide bonus pool available after the end of each fiscal year is based on the sum of the bonus compensation accrued each quarter within such fiscal year. Given that our non-GAAP revenue and non-GAAP EPS targets are generally expressed in ranges and given that our accruals are not formulaic (for financial performance above the bottom of the ranges), our quarterly bonus accrual can require subjective adjustments based on our performance after considering primarily the degree of achievement of targets as well as other factors such as seasonality and changes in business conditions.

As an example of how the Company accrues bonuses, if we did not meet the bottom of the range for our financial targets in the first quarter of our fiscal year but met the targets each of the following three quarters, no bonus amounts would accrue for the first quarter, bonus amounts would accrue for the next three quarters, and the resulting total available pool would be 75% of the eligible bonus amount, subject to discretionary adjustments as discussed. As a result, it is possible for an individual to meet his or her individual annual performance goals including those related to full year financial results but still not receive a full bonus because quarterly accruals were less than 100% of the quarterly bonus accrual target. In this way, each executive shares the objective of meeting the Company’s financial performance targets. As noted also, if we exceeded the top of the range for our financial targets in a quarter, bonus amounts for that quarter could be accrued over 100%, and assuming on target performance in the other three quarters the annual accrual could exceed 100%. As a result, assuming the individual met his or her individual performance goals, that person could receive an annual bonus greater than 100% of eligible target.

GAAP vs. non-GAAP measures

As disclosed in NetScout’s press releases regarding annual and quarterly earnings and other communications, NetScout provides financial information using methods in addition to those prescribed by generally accepted accounting principles (GAAP), such as non-GAAP revenue, product revenue, net income, net income per diluted share, and product margin. Non-GAAP revenue eliminates the GAAP effects of acquisitions by adding back revenue related to deferred revenue revaluation. Non-GAAP net income includes the foregoing adjustment and also removes inventory fair value adjustments, expenses related to the amortization of acquired intangible assets, stock-based compensation, restructuring, certain expenses relating to acquisitions including compensation for post-combination services and business development charges, net of related income tax effects. Non-GAAP diluted net income per share also excludes these expenses as well as the related impact of all these adjustments on the provision for income taxes. Management regularly uses supplemental non-GAAP financial measures internally to understand, plan, manage, and evaluate its business and to make operating decisions. Throughout this Compensation Discussion and Analysis section, reference to revenue and EPS targets will be deemed to refer to non-GAAP measures.

Fiscal Year 2014 Bonus Accrual

For fiscal year 2014, the Board established corporate bonus accrual targets that were expected to range from 50% to 100% of target each quarter, but could have equaled zero percent if the bottom of the range of the financial performance goals were not reached. In light of the significant revenue growth quarter over quarter and year over year required to achieve the 100% accrual level, the Compensation Committee believed at the time (the beginning of the fiscal year) that the bonus accruals at 100% were difficult, but not impossible, to achieve. NetScout’s fiscal year 2014 full year bonus accrual for all eligible employees, including executives, was 146%, primarily because the Company exceeded its revenue targets and its EPS targets.

Although the company-wide bonus accrual was 146%, the Chief Executive Officer determined that full bonus accrual for named executive officers should be 141%, so that more funding would be available for non-executive employees. In other words, the Chief Executive Officer determined that less bonus pool funding should be allocated to his and other named executive officers potential bonus payments, instead reserving those funds for additional payments to non-named executive officers. The Compensation Committee made its decisions on named executive officer compensation based on the somewhat smaller bonus pool for named executive officers.

Long-term incentive

The Compensation Committee believes that NetScout’s equity incentive program is an important element of our overall compensation program as it contributes to the goal of attracting and retaining highly qualified individuals who can contribute to our success and helps to align the interests of management and stockholders. Toward that end, the Compensation Committee, which administers the 2007 Plan, has determined that grants, in the form of restricted stock units, should be more concentrated but still fairly broad-based, with high performing and high potential employees receiving the bulk of the grants. With respect to named executive officer grants, in addition to an executive’s past performance, NetScout’s desire to retain an individual is of paramount importance in the determination of stock-based grants, which is why time-based vesting has been used historically. The Committee also refers to internal guidelines in determining the equity grants to officers, but the guidelines are considered as just one part of the mix of information used to determine equity awards. We believe that long-term awards also help manage risk by vesting a longer-term stake in the success of the Company. To further our long term incentive goals even more, the Compensation Committee approved in 2010 a Stock Ownership Policy for certain executive officers and directors, as described in this proxy statement under “Stock Ownership Policy.”

Benefits/Perquisites

We seek to provide perquisites that are common and appropriate for similarly-situated executives of public companies, including health insurance and NetScout’s 401(k) Plan. Executive officers are also eligible for life insurance policies that provide for three times cash compensation (salary and bonus) up to a $1.5 million cap with evidence of insurability, which differs from the two times salary and bonus and $500,000 cap available to non-sales employees and two times salary and commission and $750,000 cap available to sales employees. Mr. Singhal is entitled to other benefits discussed below.

Executive Compensation Review and Process

General

The Compensation Committee meets at least four times annually to coincide with regularly scheduled Board meetings and usually holds several additional meetings during the year. The Compensation Committee met nine times during the fiscal year ended March 31, 2014. Each year, the Committee reviews compensation objectives and practices in connection with the annual review and approval of executive officer compensation. Our Chief Executive Officer often participates in discussions and deliberations regarding the compensation of our executive officers. However, the Compensation Committee exercises complete discretion and has ultimate authority with respect to executive compensation matters, except in the case of the compensation of the Chief Executive Officer, which is approved by the full Board after receiving a recommendation from the Compensation Committee. The Chief Executive Officer assists the Compensation Committee in providing recommendations with respect to executives other than the Chief Executive Officer. The other executives do not play a role in determining their compensation, other than in discussing their performance with the Chief Executive Officer and the Chief Operating Officer, who makes his own recommendations to the Chief Executive Officer for the Chief Executive Officer’s consideration. The Chief Operating Officer has no role in determining his own compensation, other than providing the Chief Executive Officer with an assessment of his own performance. Our Chief Executive Officer is not present and does not participate in discussions or deliberations regarding his own compensation, performance, or objectives, whether at Compensation Committee or Board meetings.

Use of Compensation Consultants

In April 2013, our Compensation Committee engaged Pearl Meyer & Partners, an independent compensation consulting firm, to assist with peer group analysis and to collect compensation information pertaining to executive compensation matters. The Compensation Committee has determined that Pearl Meyer is free from conflicts of interest. In April 2013, the Compensation Committee revised the peer group, based on information provided by the compensation consultant to ensure the relevance of the peer group, but the Committee did not rely specifically on any particular data arising out of the peer group data related to executive compensation in making decisions about compensation for named executive officers. The Committee considers peer group data as one of several factors when examining and making decisions about officer compensation. The Compensation Committee may continue to work with compensation consultants during fiscal year 2015 to analyze and consider modifications to our compensation practices. For fiscal year 2014, the process that the Compensation Committee followed, similar to prior years, is described immediately below.

Compensation Decision Processes

Evaluation of executive performance

The Compensation Committee reviews annually, over a series of meetings, the performance and compensation of each of our executive officers, including the Chief Executive Officer. The Compensation Committee takes into account NetScout’s financial performance and future expectations, individual performance and experience, and overall compensation levels. The Compensation Committee has not typically assigned specific weights, formulas, or rankings to these factors, but instead makes a determination based on consideration of all of these factors as well as the progress made with respect to NetScout’s long-term goals and strategies, except that the Compensation Committee does place greater emphasis on the achievement of the Company’s overall corporate financial targets in making its determinations and considers those financial targets as shared objectives for all executives.

Although overall compensation levels for each of NetScout’s executive officers, including the Chief Executive Officer, are generally set within the range of salaries that the Compensation Committee believes are paid to executive officers with comparable qualifications, experience, and responsibilities at similar companies, base salaries are set lower than those of executives at similar companies. Consistent with the Company’s compensation philosophy of pay for performance, executive officers’ total compensation mix provides for a significant bonus incentive component which, upon achievement, makes total compensation comparable to compensation paid to executives at similar companies. Typically, base salary levels for each of NetScout’s executive officers, other than the Chief Executive Officer, are determined after considering the evaluations and recommendations made by the Chief Executive Officer, who applies his own judgment in making compensation recommendations after reviewing our performance, the performance of the executive officer against corporate and individual goals, the executive’s career with the Company, the amounts of current and long-term compensation, and special circumstances such as strategic alliances or acquisitions.

With respect to short term cash incentive compensation, generally the corporate level performance goals consist of Board-approved non-GAAP revenue and non-GAAP EPS targets. The Chief Executive Officer and the other named executive officers are eligible for bonuses only after NetScout meets or exceeds company-wide revenue and EPS targets, except for Mr. Downing whose short term cash incentive compensation consists of both commissions based on sales and a bonus component. If NetScout meets or exceeds the targets, the Chief Executive Officer and other named executive officers are eligible for bonuses, but the amounts are then based on attainment of individual goals, contribution to the company-wide goals, and other criteria that may be established by the Compensation Committee, such as teamwork, ethical behavior, and adherence to our corporate values and policies.

Establishing performance goals for the next fiscal year

The corporate level performance goals and the individual performance goals are set shortly after the beginning of each fiscal year. Discussions of next year’s goals begin during the fourth quarter of the current fiscal year, in conjunction with management’s development of proposed strategic and operating plans and budget for the next fiscal year. The Compensation Committee endeavors to establish goals for executive officers consistent with NetScout’s strategic plan, financial goals, and operating budget for the year. Accordingly, the Compensation Committee generally has the expectation that we will achieve our corporate level goals for the year. In addition, the Chief Executive Officer works with each executive officer to establish individual annual performance goals and then presents proposed goals for each executive officer to the Compensation Committee for review and evaluation. The Compensation Committee or the Board provides advice and comments on the individual executive goals and approves the goals with any requested changes. Individual executive performance goals are not established or scored in as rigid a manner as the overall corporate level performance goals. The Compensation Committee believes that the Chief Executive Officer is in the best position to evaluate the day to day performance of the executives who report to him and to the Chief Operating Officer, and the Compensation Committee believes that deference to the Chief Executive Officer’s evaluation of such executives and his related recommendations is generally appropriate.

When establishing stock-based grant levels for executive officers and other employees, the Compensation Committee considers the existing levels of stock ownership, previous equity grants, vesting schedules of previously granted restricted stock units, options and other stock-based awards, and the current stock price. The Compensation Committee annually reviews, with the use of tally sheets, stock-based grants to executive officers and considers the level of outstanding awards as a factor in its determinations with respect to overall compensation for each of the executive officers and the effectiveness of additional awards or other forms of compensation in achieving NetScout’s compensation goals.

NetScout intends to make equity awards to executive officers at their appointment and then annually, depending upon performance. During the fiscal year ended March 31, 2014 the Committee approved equity grants to the named executive officers in an amount equal to 95,833 shares in the aggregate, as further discussed below.

Performance Goal Achievement for Fiscal Year 2014

Corporate level achievement

Corporate level goals generally consist of revenue and EPS targets, on a non-GAAP basis, as approved by the Board of Directors. Each named executive officer is measured based on these shared performance objectives. Such information is extremely confidential and disclosure of the same could cause competitive harm to NetScout. Please refer to the previous discussion under “Fiscal Year 2014 Bonus Accrual.” As noted also, the shared revenue and EPS objectives establish the bonus accrual, regardless of individual performance, and for fiscal year 2014 the Company exceeded both revenue and EPS targets.

Individual level achievement

The individual goals for the fiscal year ended March 31, 2014 were adopted at the beginning of the fiscal year and are set forth below with respect to each applicable officer. To the extent individual goals include revenue, EPS, bookings, or other financial metrics, strategically sensitive information, or specific technical product information, the data has been omitted given their confidential nature.

The following lists the fiscal year 2014 individual performance goals which the Compensation Committee determined were achieved for each named executive officer, and the Board determined was achieved for the Chief Executive Officer, except for goal six regarding voice solution and an additional technology in the service provider market in which the Board noted delay in certain specified product releases but which was otherwise largely achieved.

Executive Officer	Goal
Anil K. Singhal, President, Chief Executive Officer, and Chairman of the Board

Identify and deploy appropriate additions and changes to our four year strategy in response to our experience in the first year of implementation.

Assess organic or acquisition-based fulfillment of the strategic initiatives.

Assess effectiveness of organizational focus on the service provider and enterprise markets, respectively.

Complete and refine succession plans in the context of the strategic plan.

Review progress and updates at specified Board meeting.

Extend our service provider market leadership by bringing to market a complete voice solution and additional specified technology.

Initial release of nGenius nSV by specified date.

Initial new technology solution deployed by certain date (delayed but with explanation).

Drive NetScout’s strategy to successfully transition from the NPM to the NPM+APM space (note in progress).

Executive Officer	Goal

Michael Szabados, Chief Operating Officer	Drive NetScout’s entry into the APM market. Achieve specified attendance increase at APM-focused 2014 enterprise customer meeting.

Drive rapid nGeniusONE adoption in the installed base with specified number of customer deployments.

Increase NetScout’s market perception as a recognized leader in specified markets, with evidence of same presented to Board.

Fully integrate the recent acquisitions and streamline their acquisitions and streamline their operations within the NetScout organization as reflected by complete absorption of new employees and products into the appropriate functional organizations and company processes, respectively, with timetables specified per selected acquisitions.

Research the feasibility and or need to conduct an Employee Engagement Survey to measure the NetScout employee comprehension of the strategic goals and direction of the company. Report back to the committee in Q3.

John W. Downing, Senior Vice President Worldwide Sales	Achieve new bookings growth during fiscal year 2014 with specified dollar and percentage targets.

Reach specified dollar target in renewal bookings in fiscal year 2014.

Achieve overall sales productivity growth of specified percentage.

Build a sales organization capable of new business bookings in excess of specified dollar amount in the following two years of the strategic plan, along with strategic organization plan, strategic training and process plan, and strategic compensation plan, such plans to be presented to the CEO and COO for acceptance by the October Board meeting.

Drive the growth of the packet flow switch portfolio to a specified dollar amount in fiscal year 2014.

Jean Bua, Senior Vice President, Chief Financial Officer, Chief Accounting Officer, and Treasurer	Develop metrics and story to measure progress on the NPM-APM growth stage to shareholders, with metrics and communications plan to be presented at July Board meeting.

Continue the improvement in back office efficiency through workflow simplification and increased interdepartmental collaboration, principally focusing on the

a.) Order entry—cash to quote cycle

b.) Employee information cycle (integrate payroll and HR system) with progress to be reported at the April 2014 Board meeting.

Develop “best practices” in operational controls, educate and implement within the applicable functions:

a.) In the inventory purchasing cycle

b.) Operating purchasing cycles

c.) Capital expenditures with progress to be reported at the April 2014 Board meeting.

Executive Officer	Goal
Assess and develop strategies to optimize NetScout’s global tax position. Report and make recommendations to the Audit Committee in October 2013.

For those goals that are capable of direct measurement the Compensation Committee considers the percentage of goal achievement taking into account developments during the year, including both internal and external factors affecting the Company. For goals that are qualitative in nature or are not as susceptible to financial or numerical measurement, the Compensation Committee relies primarily on its judgment, knowledge of the business, and information obtained through interactions with management throughout the year, recognizing that qualitative criteria can still be measured as having been achieved or not achieved. The Compensation Committee views the compensation determination process as an important opportunity to engage in strategic discussions with the Chief Executive Officer on the appropriate factors and criteria that should be focused on for the attainment of long-term stockholder value.

Third Party Data/Peer Group

NetScout uses third party executive pay surveys and peer group data to assist in compensation decisions. NetScout and the Compensation Committee believe the data are helpful but consider such information as part of a range of factors in determining appropriate compensation levels. Generally, the data are used to confirm that NetScout executives are paid competitively. The comparison is intended to inform the Compensation Committee’s discussion, but it is not intended to determine compensation in any formulaic way. The Compensation Committee looks to the peer data to ensure that NetScout is paying compensation that is appropriate to accomplish its objectives. As noted above, the Compensation Committee engaged Pearl Meyer, an independent third party consultant, to assist with the development of the peer company group and during the past fiscal year to review that group. During that process, the Compensation Committee adjusted the peer group to account for two companies that had been acquired and a company that was no longer relevant as a comparable while adding three replacement companies, as noted below. The old and new peer groups are shown below.

As has been the case in prior years, the Compensation Committee concluded that the prior peer group data and third party survey data confirmed that overall compensation for NetScout’s executive officers at full plan achievement is generally competitive with that paid to executive officers at similar companies, with an emphasis on target bonus opportunities that if realized result in competitive compensation but if not will result in below market median compensation. The new peer group data will be used to analyze our compensation practices and consider modifications to our compensation practices with respect to future years.

The set of publicly traded peer companies has been determined and periodically reevaluated based on revenue, market capitalization, net income, number of employees, and similar industry/related technology. Additional factors over the past two years have included revenue growth over one and three years and total shareholder return over one and three years. Thus, for comparison purposes we have reviewed compensation data for a group of small companies and for a group of larger companies, because the Company competes with both groups for employees and because there had been few direct comparison companies at the Company’s current size. Those peer companies include the following, divided into companies that are smaller than NetScout based on revenue, net income, and number of employees and companies that are larger than NetScout based on the same criteria:

April 2013 Peer Group

Previously, Pearl Meyer recommended and the Compensation Committee approved a new peer group for executive compensation purposes, as listed below. Due to the Company’s growth, recent acquisitions, and global nature of the business as well as NetScout’s market for executive talent, the Compensation Committee continues to review the peer group. The revenue and market capitalizations of the peer group companies generally fit within a range of 1/3-3 times that of NetScout. The previous (April 2013) peer group consisted of the following companies:

Small Peer Group	Large Peer Group
Accelrys, Inc.	Ixia
Broadsoft, Inc.	Microstrategy, Inc.
Calix, Inc.	Riverbed Technology, Inc.
CommVault Systems, Inc.	SolarWinds, Inc.
Interactive Intelligence Group, Inc.	Sourcefire, Inc.
Synchronoss Technologies, Inc.
TIBCO Software, Inc.
Tyler Technologies, Inc.
Websense, Inc.

Peer Group for Fiscal Year 2014

In March 2014 and as part of its ongoing review, based on information provided by Pearl Meyer, the Compensation Committee approved a revised peer group for executive compensation purposes. The adoption of the new peer group, set out below, was completed before the Committee and Board’s review and approval of fiscal year 2014 named executive officer bonuses and fiscal year 2015 base salary and bonus targets and was thus the operative group the Committee considered in considering fiscal year 2014 bonuses and fiscal year 2015 compensation amounts. The new peer group continues to reflect NetScout’s market for executive talent, and the selection criteria included similar industry/related technology and company size, as measured by annual revenue, market capitalization, revenue growth over one and three years and total shareholder return over one and three years. The revenue and market capitalizations of the peer group companies generally fit within a range of one-third to three times that of NetScout. The peer group consists of the following companies:

Small Peer Group	Large Peer Group
Accelrys, Inc.	CommVaults Systems, Inc.
Broadsoft, Inc.	Ixia
Bottomline Technologies (de), Inc.	MicroStrategy, Inc.
Interactive Intelligence Group, Inc.	Pegasystems, Inc.
SolarWinds, Inc.	Riverbed Technology, Inc.
Sonus Networks, Inc.	TIBCO Software, Inc.
Synchronoss Technologies, Inc.	Tyler Technologies, Inc.

In comparison to the prior (April 2013) peer company group, two companies, Sourcefire and Websense, were removed as each was acquired, and one company, Calix, was removed as it fell outside the market capitalization range for peers. Three new companies were added to the group, as reflected above: Bottomline Technologies, Pegasystems, and Sonus Networks.

Recent Compensation Decisions With Respect To Our Named Executive Officers

In May 2014, the Compensation Committee approved fiscal year 2014 bonuses, fiscal year 2015 base salary rates, and fiscal year 2015 bonus targets for each of our named executive officers, and the Board approved the same items for Mr. Singhal.

Chief Executive Officer Compensation

Base Salary. Although our fiscal 2014 financial performance was strong and the Company was successful in many areas, Mr. Singhal requested that he not receive, and he was not granted, a base salary increase for the fiscal year ending March 31, 2015. This is the seventh consecutive year in which the Compensation Committee, Board, and Mr. Singhal have reviewed together and determined, for the reasons stated and because of his significant share ownership position, that Mr. Singhal’s base compensation would not increase. Mr. Singhal’s current base salary is $325,000 per year. Mr. Singhal entered into an employment agreement dated as of January 3, 2007, as amended, with a three-year term that automatically renews each year unless either party elects to terminate the agreement. The agreement provides for an annual base salary of at least $300,000, which base may be increased as determined by the Compensation Committee and approved by the Board and an annual bonus determined by the Compensation Committee in consultation with Mr. Singhal and also subject to Board approval.

Fiscal 2014 Bonus Amount. NetScout substantially exceeded its annual revenue targets and exceeded its annual EPS targets set at the beginning of the year, leading to a full year company-wide bonus accrual of 146%, with the pool for named executive officers set at 141% so as to reserve more funds for non-executive employees, as described in “Fiscal Year 2014 Bonus Accrual” above.

The Compensation Committee considered the amount of incentive compensation that should be paid to the Chief Executive Officer based on consideration of a number of factors that it deemed relevant to Mr. Singhal’s performance in fiscal year 2014. In determining Mr. Singhal’s bonus, the Compensation Committee considered NetScout’s financial performance and Mr. Singhal’s leadership, ongoing development and execution of the Company’s strategy, and non-financial individual goal achievement, experience, and responsibility. The Committee considered the level of the company-wide bonus accrual, in light of the positive results achieved in several areas including:

•	product revenue increase 18% year over year (GAAP and non-GAAP);

•	revenue increase 13% year over year (GAAP and non-GAAP);

•	net income increase year over year 21% GAAP and 15% non-GAAP;

•	operating margins at 20% GAAP and over 25% non-GAAP;

•	the successful launch of the flagship nGeniusOne product;

•	continued market share gains in the service provider market;

•	increasing traction in complementary packet flow switches; and

•	ongoing innovation with the newly-patented Adaptive Session Intelligence technology.

Following review of NetScout’s overall performance and Mr. Singhal’s attainment of individual objectives, the Committee recommended to the Board that Mr. Singhal be granted a bonus at 141% of his full year $626,000 target bonus that had previously been set at the beginning of the year. Mr. Singhal’s fiscal year 2014 bonus was $881,459.

Fiscal 2015 Target Bonus Amount. As noted, NetScout typically puts greater weight toward executives’ short term cash incentive compensation compared to base salary. In May 2014 the Board approved, based on the recommendation of the Compensation Committee, a fiscal year 2015 target bonus for Mr. Singhal of $651,000. This bonus opportunity is an increase of $25,000 from the prior year bonus opportunity, reflecting a 2.6% increase for on target earnings, or OTE (base salary and bonus combined), assuming achievement of corporate and individual goals. In order to be awarded a bonus for fiscal year 2015 NetScout would have to achieve the non-GAAP revenue and EPS targets set by the Board, the terms of which are not disclosed because they represent confidential information, the disclosure of which would result in harm to our ability to compete. The bonus accruals are expected to range from 50% to 100% of target each quarter, but could be zero if the bottom of the range of the financial performance goals are not reached, and, conversely, could exceed 100% if performance warranted it.

If NetScout meets or exceeds the company-wide performance goals, which are shared among the named executive officers, the Chief Executive Officer bonus with respect to the 2015 fiscal year will be based upon the attainment of the following individual goals:

•	Develop extended strategic plan and organize Board Strategy Day to present, discuss, and approve the plan;

•	Organize quarterly briefings with key departments to support Board education of company strategy as well as interactions with the next level of management (below Section 16 Officers); and

•	Launch our entry into two specified markets (not disclosed here due to nature of information and effect on competition) by the second half of FY 2015.

Fiscal Years 2014 and 2015 Equity Awards. NetScout intends to make equity awards to executive officers at their appointment and then every year, depending upon performance. During the fiscal year ended March 31, 2014 the Committee approved equity grants to the named executive officers, including the Chief Executive Officer, in an amount equal to 95,833 shares in the aggregate, with a grant to Mr. Singhal of 41,667 restricted stock units, or RSUs. All grants are made pursuant to the 2007 Plan and vest as follows: 25% on the first anniversary of the date of grant with the balance vesting in equal increments annually over the following three years. The Committee has not, to date, approved awards to the executive officers for fiscal year 2015.

The fiscal year 2014 equity awards to the executive officers including the Chief Executive Officer were determined based on numerous factors including existing levels of stock ownership, previous equity grants, vesting schedules, current stock price, place in overall compensation mix, and effectiveness of different elements of compensation in achieving the Company’s compensation goals. Allocations were limited by the total annual equity pool available for award to all employees including executive officers, pursuant to a Board-approved limit set as a percentage of shares outstanding the precise number of which is considered confidential. The Committee also referred to internal guidelines for equity grants to officers. The guidelines, developed with a review of peer company practices, survey data, and the Committee’s own assessment of reasonable grant amounts, are considered as just one part of the mix of information used to determine equity awards.

Based on the factors described above, the fiscal year 2014 equity awards for each named executive officer, including Mr. Singhal, represented a percentage of the eligible equity amount provided by the guidelines (approximately the same percentage was used for each named executive officer) and resulted in the total set out in the Grants of Plan-Based Awards in Fiscal Year 2014 table above.

Other Named Executive Officers’ Compensation

Fiscal Year 2014 Base Salary. Ms. Bua and Messrs. Szabados and Downing were not granted a base salary increase for the fiscal year ending March 31, 2014. The base salary information for all officers can be found in the Summary Compensation Table.

Fiscal 2014 Bonus Amount. In determining the bonus amounts for executive officers, in addition to the considerations set out in “Fiscal Year 2014 Bonus Accrual” above, the Compensation Committee considered NetScout’s financial performance and each officer’s non-financial individual goal achievement, experience, and responsibility. The Committee recognized the success over the full year and the positive results achieved in several areas including those listed in the “Fiscal 2014 Bonus Amount” discussion above for Mr. Singhal.

Following review of NetScout’s overall performance which exceeded annual revenue and EPS targets set at the beginning of the year as previously discussed, accrual of the annual corporate-wide bonus pool at 146% of target, and the extent of each officer’s attainment of individual objectives, the Compensation Committee granted bonuses to each of the other named executive officers at 141% of total eligible bonus. As noted before, the pool for named executive officers was set at 141% so as to reserve more funds for non-executive employees. The total bonus amounts for all Named Executive Officers are provided in the Summary Compensation Table. The Compensation Committee believed this allocation was appropriate given the roughly comparable performances by such executive officers, mainly within a narrow range to avoid divisiveness and encourage teamwork, collaboration, and a cooperative working environment. For fiscal year 2014, as it had done in prior years, the Compensation Committee considered the appropriate balance between Mr. Downing’s commission-based incentive and corporate bonus incentive that emphasizes the corporate goals that Mr. Downing was expected to achieve. Mr. Downing’s sales targets for fiscal year 2014 represent confidential information, the disclosure of which would result in harm to our ability to compete. For fiscal year 2014, with respect to the corporate bonus incentive, based on review of his individual performance, the Compensation Committee granted a bonus to Mr. Downing at 141% of target.

Fiscal 2015 Base Salary. The NetScout base salaries for the Named Executive Officers remained the same, emphasizing the Company’s focus on pay for performance by tying on target earnings significantly to bonus realization.

Fiscal 2015 Target Bonus Amount. NetScout puts great weight toward executives’ short term cash incentive compensation compared to base salary. In May 2014, the Compensation Committee approved fiscal year 2015 target bonuses with a $25,000 increase for each of the named executive officers. In order for executive officers to be awarded a bonus for fiscal year 2015, NetScout has to achieve the non-GAAP revenue and non-GAAP EPS goals set by the Board within the approved ranges, the terms of which are not disclosed because they represent confidential information, the disclosure of which would result in harm to our ability to compete. The bonus accruals are expected to range from 50% to 100% of target each quarter, but could be zero if the bottom of the range of the financial performance metrics are not reached. Each executive explicitly shares the non-GAAP revenue and EPS objectives. If NetScout meets or exceeds the company-wide performance targets, Messrs. Szabados and Downing and Ms. Bua’s bonus amounts will be based upon the attainment of the individual goals discussed below:

Michael Szabados (COO)

Expand market recognition by increasing external messaging relevance, consistency, and intensity to all external audiences. Conduct regular surveys to measure and report progress.

Develop staffing model and infrastructure plan to achieve FY 2019 targets at industry leading productivity levels.

Drive field enablement by building out dependable training, tool, and content delivery processes with built in quality assurance and feedback mechanisms within a specified time.

Deliver major nGeniusONE capabilities completing certain functionality in release 5.3 within a specified time.

John Downing (SVP Worldwide Sales)

Drive enterprise growth of greater than a certain undisclosed percentage through network performance management and application performance management selling focus, with organizational structure to increase APM selling effectiveness and design and implementation of sales management process to review APM+NPM activities and progress.

Achieve greater than specified but undisclosed percentage growth in service providers and the Cable/MSO segments combined.

Build Sales strategic plan in support of our long term company strategic plan.

Jean Bua (CFO)

Continue the improvement in back office efficiency by progressing to “business intelligence” infrastructure. Information/metrics to be delivered along with comparisons, and frequency will be developed before the end of the fiscal year.

Develop IR strategy and capabilities to effectively convey the potential of our NetScout 3.0 strategy to the investment community. Coordinate investor messaging with marketing and employee messaging for complete alignment with the company’s direction and strategy. Deliver the new messaging at the May Investor Day in New York. Hire VP IR by end of first quarter.

In conjunction with the business, prepare the financial plan for the next five years for presentation at the September board meeting.

Fiscal 2014 Equity Award. In August 2013, the Compensation Committee approved grants to Ms. Bua and Messrs. Szabados and Downing of RSUs equal to the following shares of our common stock pursuant to our 2007 Plan:

Name	RSU Grant (shares)
Michael Szabados	25,000
Jean Bua	14,583
John W. Downing	14,583

For all of the above grants, the RSUs vest as follows: 25% vests on the first anniversary of the date of grant, and the balance vest in equal installments annually thereafter over the next three years. The Compensation Committee believes that the foregoing annual grants were appropriate in furtherance of our philosophy that total executive compensation should be more heavily weighted toward long-term incentive compensation to ensure that the interests of our executives are aligned with those of our stockholders. In addition, the Compensation Committee felt it was important to ensure that Ms. Bua and Messrs. Szabados and Downing have a significant ongoing equity stake in NetScout so that each has appropriate incentives and has long-term interests are aligned with those of our stockholders.

Other Benefits

NetScout also maintains various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to legal limits on the amounts that may be contributed or paid to executive officers under these plans. One exception to this broad-based eligibility is that executive officers at the vice president level and above are eligible for life insurance policies that provide for three times cash compensation (salary and bonus) up to a $1.5 million cap with evidence of insurability, which differs from the two times salary and bonus and $750,000 cap available to non-sales employees and two times salary and commission and $750,000 cap available to sales employees. The company also offers a 401(k) plan that allows all employees to invest in a wide array of funds on a pre-tax basis. The 401(k) plan allows employees to put aside the lesser of 80% of their eligible compensation or $17,500 (or $23,000 for individuals at least 50 years of age) for calendar year 2013. NetScout matches 50% of each employee’s contribution up to 6% of such employee’s annual salary. The matching amount vests 25% per year over four years. After four years of service, the employee match is 100% vested. Employees are eligible to participate on the 401(k) plan on date of hire.

Under his current employment agreement, Mr. Singhal is entitled to the following benefits: disability insurance of no less than 100% of base salary, paid vacation, group life insurance not to exceed $1.5 million, and NetScout’s generally available medical, dental, and vision plans as well as any other benefits generally available to senior executives of NetScout. In addition, NetScout will reimburse Mr. Singhal for tax and estate planning and for leasing and maintaining a car.

Post-Termination Compensation

Mr. Singhal’s employment agreement provides that if any of the following three events occur (1) NetScout terminates Mr. Singhal’s employment for any reason other than due cause (as defined in the agreement), (2) Mr. Singhal terminates his employment for any reason at any time following the consummation of a sale of NetScout, or (3) upon the death or disability of Mr. Singhal, then Mr. Singhal, or his estate, is entitled to receive in a lump sum, a payment equal to the net present value of $16,208 per month for a period of seven years. If Mr. Singhal terminates his employment with NetScout for any reason prior to the consummation of a sale of NetScout, he is entitled to such lump sum payment for the period for which his severance benefits have vested (not to exceed seven years). Mr. Singhal will also receive continued health and dental benefits during such period. Mr. Singhal’s severance benefits, including health and dental benefits, are fully vested, and the Company has projected its future payments for this unfunded obligation at approximately $1.6 million in the aggregate. Mr. Singhal’s employment agreement was amended in May 2012 to update certain provisions with respect to the application of Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, but such amendment did not affect any of the provisions described above.

In May 2012, NetScout entered into amended and restated severance agreements with its Named Executive Officers, other than its Chief Executive Officer. These agreements are intended to help NetScout retain key executives and to reinforce the continued attention and dedication of management in event of a change of control and to provide protection so that such executives can act in the best interests of NetScout without distraction. For each of the Named Executive Officers, the amended and restated severance agreements provide certain payments in the event that such officer is terminated without cause (as defined in the applicable agreement) or resigns for good reason (as defined in the applicable agreement) at any time prior to a change in control of NetScout (as defined in the applicable agreement) or within one year thereafter. In such event, such officer will receive 12 months of his or her then current salary, and, if such termination occurs after a change of control, such officer will also receive a prorated amount of his maximum annual target bonus, based on the months elapsed in such year that in any event will not be less than 50% of his or her maximum annual target bonus and accelerated vesting of any outstanding unvested equity awards under the 2007 Plan, or any successor thereto, that would have vested or become exercisable within one year of such termination.

With respect to the severance agreement with Mr. Downing, if such termination occurs after a change of control, such payments will also include accrued but unpaid sales commissions plus a prorated amount of his maximum target sales commissions (without double counting for previously paid commissions) that in any event will not be less than 50% of his maximum target sales commissions.

Each of the amended and restated severance agreements listed above contain a one year initial term with one year automatic renewal terms unless NetScout or the respective executive officer elects not to renew the agreement.

The agreements also contain forfeiture provisions requiring repayment of severance amounts if it is ultimately determined that the executive officer committed certain prohibited conduct while employed by NetScout or materially breached any of the officer’s agreements with NetScout.

Regulatory Requirements

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code NetScout cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limit does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. While our Compensation Committee recognizes the potential benefit to NetScout’s financial performance of the full deductibility of compensation, our Compensation Committee believes that compensating our executive officers in ways that best promote NetScout’s corporate objectives are the more critical objective than fitting constraints imposed under Section 162(m).

Other Key Regulations Affecting Compensation Plans

Post-termination compensation is designed to minimize the effect of additional taxes imposed by Section 409A of the Code.

Management of Risk

Following review and discussion, the Compensation Committee believes that any risks arising from our compensation policies and practices for our employees will not have a material adverse effect on NetScout. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. The considerations which led the Compensation Committee to this conclusion include the following:

•

We provide executives with a reasonable base salary. We believe these base salary levels mitigate risk-taking behavior by providing reasonable predictability in the level of income earned by each executive and alleviating pressure on executives to focus exclusively on stock price performance to the detriment of other important business metrics.

•

We use a mixture of compensation elements that is intended to discourage short-term risk taking. Further, the executive team overall has a long tenure and significant experience, enabling it to deal with business cycles.

•

Short term incentives in the form of annual performance bonus payouts are generally established at 100% of the target amount, unless the Compensation Committee or the Board determines that extraordinary performance warrants a higher payout, a process that the Compensation Committee believes mitigates the likelihood that our executives will take excessive risks.

•

Equity incentive awards are generally granted annually and generally vest over four years, so executives have a significant amount of unvested awards that could decrease significantly in value if our business is not managed for the long-term. As noted, there are Stock Holding Guidelines designed to reinforce that long-term view.

•

We have a robust system of internal controls and a comprehensive compliance program, which includes extensive training of all employees, which we believe promotes a culture of ethical behavior and compliance, as well as an appropriate attitude toward risk-taking. The Compensation Committee retains discretion to adjust compensation based on adherence to our values and compliance with programs, among other things.

Report of Compensation Committee of the Board of Directors2

The Compensation Committee has reviewed the Compensation Discussion and Analysis portion of this proxy statement and discussed such section with management. Based on its review and discussions and its ongoing involvement with executive compensation matters, the Compensation Committee recommended to the Board that the CD&A portion of this proxy statement be included in NetScout’s proxy statement and incorporated into NetScout’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014. This report is provided by the following independent directors, who comprise the Compensation Committee:

Joseph G. Hadzima, Chair

Victor A. DeMarines

Robert E. Donahue

Stephen G. Pearse

Compensation Committee Interlocks and Insider Participation

Neither Mr. Hadzima, Mr. DeMarines, Mr. Donahue, nor Mr. Pearse was, during the past fiscal year, an officer or employee of the Company or any of our subsidiaries, was formerly an officer of the Company or any of our subsidiaries, or had any relationship with us requiring disclosure herein. During the past fiscal year, none of our executive officers served as:

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, of whose executive officers served on our Compensation Committee;

•	a director of another entity, one of whose executive officers served on our Compensation Committee; or

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

Transactions with Related Persons

The Company has a written policy with respect to “Related Persons Transactions.” Except as specifically provided below, all “Related Person Transactions” require approval or ratification by either our Audit Committee (provided that the transaction involves terms comparable to terms that could be obtained from unrelated third parties), the majority of independent members of our Board, or, in the case of transactions that involve compensation, our Compensation Committee or a majority of our Board. Like other company policies, our Policy with respect to Related Person Transactions is managed on a day to day basis by our management team, including our General Counsel, and to the extent necessary, related matters are discussed with our Board (or a committee thereof) or our outside counsel.

For NetScout, a “Related Person Transaction” is broadly defined as any transaction between NetScout and any Related Person (as defined below), including any transactions requiring disclosure under Item 404 of Regulation S-K under the Exchange Act, unless such transaction is available to all of our employees generally or if such transaction, when aggregated with any other transactions with such person during such fiscal year, involves less than $5,000.

A “Related Person” means:

i.	a director or executive officer of NetScout, as well as any nominee for director proposed to be elected at the next annual meeting of stockholders;

[2]	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

ii.	a stockholder owning in excess of five percent of NetScout (or its controlled affiliates);

iii.	an immediate family member of the persons listed in i and ii above (“immediate family” as defined under Item 404 of Regulation S-K under the Securities Exchange Act of 1934); and

iv.	an entity which is owned or controlled by someone listed in i, ii, or iii above, or an entity in which someone listed in i, ii, or iii above has a substantial ownership interest or control of such entity.

Our Board has determined that our Audit Committee is generally best suited to review and approve Related Person Transactions. If Audit Committee approval is not possible (because it involves terms that are not comparable to terms that could be obtained from unrelated third parties or because of logistical difficulties), or if a transaction involves compensation, such approval may be obtained as provided in the first paragraph of this response. Such Related Person Transactions may be presented for approval or preliminarily entered into by our management subject to ratification by the applicable committee or our Board, provided that if ratification does not occur, our management is obliged to take all reasonable efforts to cancel or annul such transaction. Transactions with Related Persons other than our management cannot be entered into on a preliminary basis.

In determining whether or not to approve a Related Person Transaction, the applicable committee or our Board will also consider whether such transaction would affect the status of a member of our Board as an “independent director” as promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any exchange upon which our securities are traded, or any governmental or regulatory body exercising authority over us. If the result of any such Related Person Transaction is that a majority of our Board would no longer be deemed to be “independent directors” then such transaction will not be approved. Other than as described under “Employment and Other Agreements” and “Post Termination Compensation” above, the Company is not party to any Related Person Transactions with respect to the fiscal year ended March 31, 2014.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock, or collectively, Reporting Persons, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all such filings. Based on our review of the copies of such filings received by us with respect to the fiscal year ended March 31, 2014 and written representations from certain Reporting Persons, we believe that all Section 16(a) filing requirements were complied with on a timely basis during the fiscal year ended March 31, 2014.

AUDITORS FEES AND SERVICES

The following sets forth the aggregate fees billed to us by our independent registered public accounting firm during the fiscal years ended March 31, 2014 and 2013:

Audit Fees

Fees for audit services were approximately $702,400 and $737,760 for the fiscal years ended March 31, 2014 and 2013, respectively, including fees associated with the integrated audit of the consolidated financial statements included in our Annual Report on Form 10-K, the reviews of our Quarterly Reports on Form 10-Q, and statutory audits required of our foreign subsidiaries.

Audit-Related Fees

Fees for audit-related services were approximately $16,500 and $230,276 for the fiscal years ended March 31, 2014 and 2013, respectively, including fees associated with services related to review of accounting for significant transactions.

Tax Fees

Total fees for tax services were approximately $134,278 and $36,384 for the fiscal years ended March 31, 2014 and 2013, respectively, consisting of tax compliance and preparation fees and other domestic and international tax advisory services.

All Other Fees

Total all other fees were approximately $41,000 and $3,956 for the fiscal years ended March 31, 2014 and March 31, 2013, respectively, consisting of fees related to training and research services.

Policy on Audit Committee Pre-approval of Audit and Non-Audit Services

Our Audit Committee has implemented procedures under our Audit Committee Pre-Approval Policy for Audit and Non-Audit Services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services provided to us are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of our independent registered public accounting firm for specific audit and non-audit services within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by our Audit Committee before it may be provided by our independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by our Audit Committee. The Audit Committee delegated authority to management to approve expense items up to $50,000 provided all such amounts are reported to the Audit Committee. All of the audit-related, tax, and all other services provided by our independent registered public accounting firm in fiscal years 2014 and 2013 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy. All non-audit services provided in fiscal years 2014 and 2013 were reviewed with our Audit Committee, which concluded that the provision of such services by our independent registered public accounting firm was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

EXPENSES AND SOLICITATION

We will bear the cost of solicitation of proxies, and, in addition to soliciting stockholders by mail through our regular employees, we may request banks, brokers, and other custodians, nominees, and fiduciaries to solicit their customers who have our stock registered in the names of a nominee, and, if so, will reimburse such banks, brokers, and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, or telegraph following the original solicitation. We may retain a proxy solicitation firm to assist in the solicitation of proxies. We will bear all reasonable solicitation fees and expenses if such a proxy solicitation firm is retained.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,
WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSALS 2 AND 3.

1.	To elect one member nominated by our Board to the Board of Directors to serve until the 2017 Annual Meeting of Stockholders or until his successors are duly elected and qualified.	+

	For	Withhold
01 - Joseph G. Hadzima	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2015.	☐	☐	☐	3.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with Securities Exchange Commission rules.	☐	☐	☐

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
(Please sign exactly as your name appears hereon. If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign. Please read reverse side before signing.) PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01VDOB

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of stockholders. The Proxy Statement and the 2014 Annual

Report to Stockholders are available at: www.netscout.com/investors

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — NETSCOUT SYSTEMS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 9, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Anil K. Singhal and Michael Szabados, and each of them, proxies, with full power of substitution, to vote all shares of common stock of NetScout Systems, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, September 9, 2014, at 10:00 a.m. local time, at NetScout Systems Inc., 310 Littleton Road, Westford, Massachusetts, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated July 24, 2014, a copy of which has been received by the undersigned.

(Continued and to be marked, dated and signed, on the other side)